Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

dated as of June 11, 2025

by and among

CHIMERA INVESTMENT CORPORATION,

as Buyer,

and

SEER CAPITAL PARTNERS MASTER FUND LP,

and

SEER CAPITAL MANAGEMENT LP, not for itself but for the benefit of its clients as Holdco Sellers

and

KYLE WALKER,

ROBERT CLAFFORD, and

MICHAEL KOCH,

as Management Sellers

and

RICHARD D’ALBERT

as Seller Representative

and

KYLE WALKER

as Management Seller Representative

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A – Adjusted Book Value Calculation Example

Exhibit B – Company Incentive Plan Closing Amount

Exhibit C – Company Group Knowledge Parties

Exhibit D-1 – R&W Base Insurance Policy

Exhibit D-2 – R&W Supplemental Insurance Policy

Exhibit E—Required Approvals

Exhibit F – Required Loan Data

Exhibit G – Seer Notes

Exhibit H—Stock Premium Amount

Exhibit I – Board Members

Exhibit J – IP Covenant

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of June 11, 2025 (the “Effective Date”), by and among Chimera Investment Corporation, a Maryland corporation (“Buyer”), Seer Capital Partners Master Fund LP, a Cayman Islands exempted limited partnership (“Seer Master Fund”), Seer Capital Management LP, a Delaware limited partnership, not for itself but for the benefit of its clients (“Seer Capital”, and together with Seer Master Fund, the “Holdco Sellers” and each a “Holdco Seller”), Kyle Walker, Robert Clafford, and Michael Koch (each a “Management Seller”, and collectively the “Management Sellers”, and collectively with the Holdco Sellers, the “Sellers”, and each Management Seller or Holdco Seller, a “Seller”), solely in its capacity as representative for the Sellers, Richard D’Albert (“Seller Representative”), and solely in its capacity as representative for the Management Sellers, Kyle Walker (“Management Seller Representative”). Buyer, each of the Sellers, and Seller Representative are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

A. The Holdco Sellers collectively own all of the issued and outstanding common stock (the “Capital Stock”) of HX Holdco Corp., a Delaware corporation (“Holdco”).

B. Holdco owns all of the issued and outstanding preferred and common stock of HomeXpress Mortgage Corp., a Delaware corporation (the “Company”).

C. Management Sellers own 2,988 shares of restricted common stock in the Company, which upon the Vesting Conversion, will represent 23.00585% of all the issued and outstanding common stock of the Company (“Management Held Company Stock”).

D. The Holdco Sellers desire to sell all (but not less than all) of the Capital Stock to Buyer, and Buyer desires to purchase from the Holdco Sellers all (but not less than all) of the Capital Stock, upon the terms and subject to the conditions set forth in this Agreement.

E. The Management Sellers desire to sell all (but not less than all) of the Management Held Company Stock to Buyer, and Buyer desires to purchase from Management Sellers all (but not less than all) of the Management Held Company Stock, upon the terms and subject to the conditions set forth in this Agreement.

F. Concurrently with the execution of this Agreement, Kyle Walker (the “Key Employee”) is entering into an employment agreement with the Company (“Key Employee Agreement”), containing terms and conditions approved by Buyer, which agreement shall be contingent upon, and effective only upon, the consummation of the Closing.

Now, therefore, in consideration of the premises and the representations, warranties, and covenants and agreements herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

“280G Approval” has the meaning set forth in Section 4.7(b).

“Acquisition Proposal” has the meaning set forth in Section 4.1(c).

“Adjusted Book Value” means the sum of the net book value of the consolidated assets of Holdco and its Subsidiaries, minus all liabilities of Holdco and its Subsidiaries, as determined in accordance with GAAP in effect as of the most recent audited financial statements. The Parties agree that Adjusted Book Value shall be calculated: (i) as if the transactions contemplated by this Agreement had not occurred (provided, for the avoidance of doubt, that with respect to the Transaction Expenses, Shared Legal Expenses, and Company Incentive Plan Closing Amount, all related Tax deductions shall be taken into account), (ii) without taking into account deferred Tax assets in excess of $2,100,000 and any deferred tax assets to the extent attributable to Transaction Expenses, Shared Legal Expenses, or amounts payable under the Company Incentive Plan, and (iii) in accordance with the example calculation set forth on Exhibit A.

“Adjustment Escrow Account” means the escrow account in which the Escrow Agent holds the Adjustment Escrow Amount pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” means $2,500,000.

“Affiliate” means, with respect to any Person: (a) any other Person that controls, is controlled by, or is under common control with such Person; or (b) any officer, director or equity holder of such Person. For purposes of this definition, the term “control” of (x) a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise, and (y) the Holdco Sellers shall only refer to Holdco Sellers and their Subsidiaries.

“Agency” means FHA, VA, HUD, and Freddie Mac.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Escrow Agreement, the R&W Insurance Policy and any other agreements or certificates contemplated by this Agreement to be entered into or delivered by the Parties in connection with the transactions contemplated by this Agreement.

“Applicable Law” means with respect to any Person, any federal, state or local law, statute, code, ordinance, regulation, requirement, rule, act, treaty, constitution, consent agreement, land use entitlement, or Order of any Governmental Entity, including common law, that is binding upon or applicable to such Person.

“Applicable Requirements” means all requirements of or responsibilities and obligations of the Company Group to an applicable Investor or Insurer.

“Argonaut Tail Policies” has the meaning set forth in Section 4.9(c).

“Business” means the business of the Company Group and Holdco as conducted during the twenty-four (24) months prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.

“Buyer” has the meaning set forth in the preamble.

“Buyer 10-K” has the meaning set forth in Section 3.3(k)(i).

“Buyer Approvals and Filings” has the meaning set forth in Section 3.3(c)(ii).

“Buyer Balance Sheet” has the meaning set forth in Section 3.3(k)(v).

“Buyer Balance Sheet Date” has the meaning set forth in Section 3.3(k)(v).

“Buyer Claim” has the meaning set forth in Section 7.4(a).

“Buyer Claim Notice” has the meaning set forth in Section 7.4(a).

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to the Sellers on the date hereof. The information shown in the Buyer Disclosure Schedule shall refer to the section or subsection of Article III set forth above such information. Terms used in the Buyer Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 3.3(a), (b) and (d).

“Buyer Indemnitees” means Buyer, Holdco, the Company Group and each of their respective Affiliates, directors, officers, employees, independent contractors, equity holders, successors and assigns.

“Buyer Material Adverse Effect” has the meaning set forth in Section 3.3(c)(ii).

“Buyer SEC Documents” has the meaning set forth in Section 3.3(k)(i).

“Buyer Stock” means Common Stock, par value $0.01 per share, of Chimera Investment Corporation.

“Capital Stock” has the meaning set forth in the Recitals.

“Cash” means all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities or similar cash items of the Company Group or Holdco, net of outstanding, uncleared checks or drafts, post-dated checks and outgoing wire transfers and in each case.

“Cash Premium Amount” means One Hundred and Twenty Million Dollars ($120,000,000).

“Change-in-Control Expenses” has the meaning set forth in Section 9.12.

“Chimera Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect upon the business, assets, liabilities, financial condition or operating results of the Buyer and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Chimera Material Adverse Effect”: any event, circumstance, change or effect to the extent attributable to: (A) changes after the date hereof in the economy or financial or banking markets including prevailing interest rates and market conditions, tariffs, residential mortgage rates or the securities markets, including any disruption thereof and any decline in the price of any security or any market index, generally in the United States or any market as to which the pricing of residential asset-backed securities is tied or linked; (B) national or international political conditions, including the engagement by the United States in hostilities, or the occurrence of any military or terrorist attack upon the United States; (C) changes after the date hereof in accounting principles or practices or Applicable Laws applicable to the Buyer or its Subsidiaries; (D) general regulatory changes in the industry in which the Buyer or its Subsidiaries operate; (E) taking or not taking any action as explicitly required by this Agreement; (F) a flood, hurricane, earthquake or other natural disaster, pandemic or act of God; (G) any failure by the Buyer to meet projections of earnings or origination volume targets, budgets, plans or other projections or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such projections of earnings or origination volume targets, budgets, plans, projections or forecasts may be taken into account in determining whether a Chimera Material Adverse Effect has occurred to the extent not otherwise excluded by this definition); (H) any change or development in credit ratings or other publicly available ratings of Buyer; (I) events attributable to the announcement of the Agreement or the consummation of the transactions contemplated hereby, including (1) any actions of competitors, (2) any actions taken by or losses of employees, customers, distributors, suppliers, financing sources, landlord, licensors, licensees, sub-licensees, or co-promotion or joint venture partners or any similar Persons, including as a result of the identity of Sellers, (3) any delays or cancellations of orders for products or services, (4) any actions taken in connection with obtaining regulatory Consents as contemplated by this Agreement or (5) any Proceeding resulting therefrom or with respect thereto; (J) any event, fact, change, effect, development or occurrence to the extent caused by any of Sellers’, Holdco’s or the Company Group’s delay in consummating the Closing if such delay is solely a result of any violation or breach by Seller, Holdco or any member of the Company Group of any covenant, agreement, representation or warranty contained in the Agreement; (K) any change or effect that is cured by or on behalf of the Buyer prior to Closing; or (L) any matter set forth in the Buyer Disclosure Schedule; provided, however, that with respect to a matter described in any of the foregoing clauses (A), (B), (C), (D), and (E), such matter shall only be excluded to the extent such matter does not have a materially disproportionate effect on the Buyer relative to other entities operating in the industry in which the Buyer and its Subsidiaries operate.

“Closing” has the meaning set forth in Section 2.2.

“Closing 8-K Financials” has the meaning set forth in Section 4.2(d).

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor to such statute.

“Company” has the meaning set forth in the Recitals.

“Company Approvals and Filings” has the meaning set forth in Section 3.2(c)(ii).

“Company Assets” has the meaning set forth in Section 3.2(e).

“Company Benefit Plan” or “Company Benefit Plans” has the meaning set forth in Section 3.2(q)(i).

“Company Contract” has the meaning set forth in Section 3.2(m)(i).

“Company Group” means the Company and each of its Subsidiaries, HX REO Properties LLC and HX Financial SPV BMO LLC, and may refer to such entities collectively or on an entity by entity basis as the context requires.

“Company Incentive Plan” means the HomeXpress Mortgage Corp. Executive Incentive Plan, as amended.

“Company Incentive Plan Closing Amount” means all amounts owed under the Company Incentive Plan in respect of the transactions contemplated by this Agreement, which amount is set forth on Exhibit B attached hereto.

“Company Information” means all information, in any form, maintained, owned or controlled by or on behalf of the Company Group or Holdco, including, without limitation, any Personal Information, trade secrets or other Company Intellectual Property, or other information that is disclosed or otherwise provided by or on behalf of any customer of the Company Group or Holdco.

“Company Insurance Agreements” has the meaning set forth in Section 3.2(n).

“Company Intellectual Property” has the meaning set forth in Section 3.2(l)(ii).

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect: (i) upon the business, assets, liabilities, financial condition or operating results of the Company or Holdco, taken as a whole; or (ii) upon the ability of any Seller to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a

“Company Material Adverse Effect”: any event, circumstance, change or effect to the extent attributable to: (A) changes after the date hereof in the economy or financial or banking markets including prevailing interest rates and market conditions, tariffs, residential mortgage rates or the securities markets, including any disruption thereof and any decline in the price of any security or any market index, generally in the United States or any market as to which the pricing of residential asset-backed securities is tied or linked; (B) national or international political conditions, including the engagement by the United States in hostilities, or the occurrence of any military or terrorist attack upon the United States; (C) changes after the date hereof in accounting principles or practices or Applicable Laws applicable to the Company Group or Holdco; (D) general regulatory changes in the residential mortgage industry; (E) taking or not taking any action as explicitly required by this Agreement; (F) a flood, hurricane, earthquake or other natural disaster, pandemic or act of God; (G) any failure by the Company Group to meet projections of earnings or origination volume targets, budgets, plans or other projections or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such projections of earnings or origination volume targets, budgets, plans, projections or forecasts may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by this definition); (H) any change or development in credit ratings or other publicly available ratings of the Company or Holdco, (I) events attributable to the announcement of the Agreement or the consummation of the transactions contemplated hereby, including (1) any actions of competitors, (2) any actions taken by or losses of employees, customers, distributors, suppliers, financing sources, landlord, licensors, licensees, sub-licensees, or co-promotion or joint venture partners or any similar Persons, including as a result of the identity of Buyer, (3) any delays or cancellations of orders for products or services, (4) any actions taken in connection with obtaining regulatory Consents as contemplated by this Agreement or (5) any Proceeding resulting therefrom or with respect thereto; (J) any event, fact, change, effect, development or occurrence to the extent caused by the Buyer’s delay in consummating the Closing if such delay is solely a result of any violation or breach by Buyer of any covenant, agreement, representation or warranty contained in the Agreement, (K) any change or effect that is cured by or on behalf of the Company Group or Holdco prior to Closing; or (L) any matter set forth in the Seller Disclosure Schedule; provided, however, that with respect to a matter described in any of the foregoing clauses (A), (B), (C), (D) and (E), such matter shall only be excluded to the extent such matter does not have a materially disproportionate effect on the Company or Holdco relative to other entities operating in the industry in which the Company operates.

“Company Material Unregistered Intellectual Property” has the meaning set forth in Section 3.2(l)(i).

“Company Mortgage Loan” means any Previously Disposed of Mortgage Loan and Loan Held for Sale.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.2(l)(i).

“Company Returns” has the meaning set forth in Section 3.2(j)(i).

“Confidentiality Agreement” has the meaning set forth in Section 4.6(b).

“Consent” means, with respect to any Person, any consent, notice, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contaminants” means defects, bugs, errors, spyware, Trojan horses, worms, viruses, malicious software or other software that is reasonably likely to permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, any software, data or other materials.

“Continuing Employees” has the meaning set forth in Section 4.4(a).

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, sublease, license, sublicense, purchase order, bid or other agreement.

“Covered Period” means the period between the Effective Date and the Closing Date.

“Covered Person” has the meaning set forth in Section 4.9(a).

“Cyber Policy” means the Cyber Insurance Policy underwritten by At-Bay Specialty Insurance Company with the Company as the named insured.

“D&O Tail Policy” meaning set forth in Section 4.9(c).

“Data Protection Requirements” means: all (i) Applicable Laws applicable to the Company Group or its Affiliates relating in any way to the collection, use, disclosure, privacy, security, processing or protection of Personal Information, including, without limitation, to the extent applicable to the Company Group or its Affiliates, the Gramm-Leach-Bliley Act and state financial privacy laws, the Fair Credit Reporting Act and state credit-reporting laws, and state insurance privacy laws; and (ii) Contracts, relating in any way to the privacy, security or processing of Personal Information.

“Data Room” means the virtual data room, hosted by Datasite and having the name “Horizon” established by Sellers in connection with the transactions contemplated by this Agreement.

“Debt” means any: (a) obligations relating to indebtedness for borrowed money, whether or not contingent, or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) obligations evidenced by bonds, notes, debentures or similar instruments; (c) obligations in respect of capitalized leases (as determined and calculated in accordance with GAAP); (d) obligations in respect of, or under, banker’s acceptances, performance bonds, security bonds, surety or similar bonds or letters of credit (whether or not drawn or called); (e) obligations for the deferred purchase price of property or services; (f) indebtedness or obligations of the types referred to in the preceding clauses (a) through (d) of any other Person secured by any Lien on any assets of the Company or Holdco, as applicable; (g) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (d) above of any other Person; (h) obligations in respect of interest under any existing interest rate swap or hedge agreement entered into by the Company, in each case with respect to clauses (a) through (h) together with all accrued interest thereon and any applicable prepayment, breakage or other premiums, fees or penalties; and (i) amounts due under settlement agreements, in each case, excluding any indebtedness or obligations arising under or pertaining to a securitization transaction.

“De Minimis Amount” has the meaning set forth in Section 7.2(b).

“Descriptive Materials” has the meaning set forth in Section 3.3(j).

“Disclosure Schedule” means, collectively, the Buyer Disclosure Schedule and the Seller Disclosure Schedule.

“Distributable Holdco Cash” means with respect to Holdco, all Cash held by Holdco (excluding any Cash held by the Company Group) immediately prior to Closing.

“E&O Tail Policy” meaning set forth in Section 4.9(c).

“Effective Date” has the meaning set forth in the preamble.

“Employee Benefit Plan” means any: (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan or arrangement; (b) Employee Welfare Benefit Plan; or (c) “employee benefit plan” (as defined in ERISA §3(2))(whether or not subject to ERISA), equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan, or phantom stock plan), retention, vacation pay, cafeteria, fringe benefit, unemployment compensation, bonus, commission, incentive, change in control or severance plan or agreement, employment or consulting agreement, restrictive covenant agreement, or other employee benefit plan, program, policy or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company Group for purposes of Code §414(b) or (c).

“Escrow Agent” means US Bank, National Association.

“Escrow Agreement” means that certain Escrow Agreement in respect of the Escrow Amount to be entered into at Closing by and among the Escrow Agent, Seller Representative, and Buyer.

“Escrow Amount” means, collectively, (i) the Indemnity Holdback Amount, (ii) the Adjustment Escrow Amount, and (iii) the Seer Tax Lien Holdback Amount.

“Estimated Cash Payment” means an amount equal to (i) the Adjusted Book Value as of the month-end immediately preceding the Closing Date (or the second month-end preceding the Closing Date if the Closing Date occurs during the first five (5) Business Days of a month), plus (ii) the Cash Premium Amount, minus (iii) the Escrow Amount, minus (iv) the estimated

Transaction Expenses, plus (v) an amount equal to 50% of the Change-in-Control Expenses, and minus (vi) the Shared Legal Expenses. For the avoidance of doubt, the Estimated Cash Payment shall be determined (i) as if Holdco made the distribution of Distributable Holdco Cash pursuant to Section 4.17 as of the date that the Estimated Cash Payment is determined, and (ii) assuming that the Company Incentive Plan Closing Amount payment is made, if and to the extent such payment is not already reflected as a liability in the Adjusted Book Value.

“Estimated Statement” has the meaning set forth in Section 2.4(a).

“Excess Amount” has the meaning set forth in Section 2.4(c).

“Exchange Act” has the meaning set forth in Section 3.3(j).

“Facilities” shall mean all buildings, improvements and fixtures located on any Real Property.

“FHA” means the United States Federal Housing Administration, or any successor thereto.

“Final Cash Payment” means an amount equal to (i) the Adjusted Book Value as of the Closing Date, plus (ii) the Cash Premium Amount, minus (iii) the Escrow Amount, minus (iv) the final Transaction Expenses, plus (v) an amount equal to 50% of the Change-in-Control Expenses and minus (vi) the Shared Legal Expenses.

“Financial Statements” has the meaning set forth in Section 3.2(f)(i).

“Fraud” means (a) a false representation, concealment or omission of a material fact, (b) made with knowledge or belief of its falsity, (c) with the intent of inducing another Person to act, or refrain from acting, and (d) upon which the other Person acted or did not act in justifiable reliance on the representation, with resulting Losses.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Funds Flow Statement” means a statement listing each payee entitled to receive (i) a portion of the Purchase Price, (ii) any Transaction Expenses, (iii) any Shared Legal Expenses, and (iv) any portion of the Company Incentive Plan Closing Amount, in each case, along with applicable wire instructions for each such payee and invoices for each payee entitled to receive any portion of the Transaction Expenses.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, in each case, consistently applied.

“Global Deductible” has the meaning set forth in Section 7.2(c).

“Governmental Authorization” means any Consent required to be obtained from or provided to any Governmental Entity due to the negotiation or consummation of this Agreement or the transactions contemplated hereby which is required under any Applicable Law or Applicable Requirements.

“Governmental Entity” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, Agency, subdivision, court or other tribunal of any of the foregoing.

“HEX Stock” means the Capital Stock together with the Management Held Company Stock.

“Holdco” has the meaning set forth in the Recitals.

“Holdco Preferred Stock Investment Amount” means One Million Seven Hundred Twenty-Three Thousand Three Hundred and Thirty-Three Dollars ($1,723,333), which reflects the full outstanding amount of Holdco’s preferred stock investment in the Company.

“Holdco Seller” or “Holdco Sellers” has the meaning set forth in the preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“Indemnified Party” has the meaning set forth in Section 7.4(c).

“Indemnifying Party” has the meaning set forth in Section 7.4(c).

“Indemnity Holdback Amount” means Five Million and 00/100 Dollars ($5,000,000).

“Indemnity Holdback Escrow Account” means the escrow account in which the Escrow Agent holds the Indemnity Holdback Amount pursuant to the Escrow Agreement.

“Indemnity Holdback Release Date” has the meaning set forth in Section 7.6(a).

“Indemnitee” means the Buyer Indemnitees or the Seller Indemnitees, as applicable.

“Independent Accounting Firm” means (a) Deloitte, which Buyer and Sellers represent and warrant has no existing business relationship with such Party or their respective Affiliates, or (b) if such firm is unwilling to serve as the independent accounting firm, a nationally recognized accounting firm independent of Sellers and Buyer, selected by the mutual agreement of Sellers and Buyer or as appointed by accounting firms designated by such Parties, if the Parties cannot so mutually agree.

“Insurer” shall mean a Person who (a) insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including any Agency and any provider of private mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or related Mortgaged Property or (b) provides any fidelity bond, direct surety bond, letter of credit, other credit enhancement instrument or errors and omissions policy.

“Investor” means any public or private investor who has purchased, or is designated and has agreed to purchase, any Mortgage Loans from the Company Group or holds beneficial title conveyed or assigned by the Company Group to any Mortgage Loans, excluding, in each case, any counterparty to a securitization transaction.

“Investor Demand” means any repurchase, indemnity or make-whole demand asserted against the Company by any Investor with respect to any Company Mortgage Loans.

“IP Rights” means all right, title and interest in intellectual property arising under any Applicable Law, including: (a) all patents, patent applications, and patent disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, provisionals, extensions, and reexaminations thereof and patents issuing thereon; (b) all trademarks, service marks, trade dress, logos, trade names, corporate names, including all common law rights and goodwill associated therewith, along with all applications, registrations, renewals and extensions thereof; (c) all copyrightable works, copyrights, mask works, all applications, registrations, recordations and renewals in connection therewith, along with all reversions, extensions and renewals thereof; (d) all proprietary confidential information, including trade secrets, know-how, customer and supplier lists and rights in Software; and (e) Internet domain names.

“IRS” means the Internal Revenue Service.

“IRS Action” has the meaning set forth in Section 7.6(b).

“IT Systems” means any computers, networks, software, systems or technology services, that are owned, licensed, controlled or used by the Company Group or its Affiliates and used in connection with the operation of the Company Group’s or its Affiliates’ business.

“Key Employee” has the meaning set forth in the recitals.

“Key Employee Agreement” has the meaning set forth in the recitals.

“Knowledge of the Sellers” means with respect to a matter pertaining to (i) the Company or its Subsidiaries, the actual knowledge of the individuals identified on Exhibit C attached hereto after reasonable inquiry from relevant officers of the Company or its Subsidiaries, and (ii) Holdco, the actual knowledge of Seer Representative.

“Leased Real Property” means all real property, including all Facilities located thereon or attached thereto and all easements, rights, privileges, benefits and other appurtenances relating thereto, in which the Company Group, pursuant to a Lease, holds leasehold or subleasehold estates or rights to use or occupy.

“Leases” means all written or oral leases, subleases, licenses, sublicenses, concessions, use or occupancy agreements and other agreements, including all amendments, modifications, supplements, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company Group holds any Leased Real Property.

“Lien” means any lien, mortgage, deed of trust, security deed, deed to secure debt, pledge, hypothecation, encumbrance, security interest, adverse claim, right of first offer or refusal, encroachment, easement, right of way, covenant, condition, restriction, occupancy agreement, license, grant or charge of any kind or nature whatsoever, whether voluntary or involuntary, imposed by contract or arising by operation of law or otherwise (including any conditional sale or other title retention agreement or any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Applicable Law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

“Lien Release” has the meaning set forth in Section 7.6(b).

“Loan Held for Sale” means any Mortgage Loan held by the Company as a “loan held for sale” as of the Closing Date, other than any Scratch and Dent Loans.

“Losses” means all actual losses, damages, charges, claims, demands, penalties, fines, costs, amounts paid in settlement, liabilities, Taxes, and other expenses (including reasonable attorneys’, accountants’ and other experts’ fees and expenses), excluding, in each case, any consequential, punitive or indirect damages, other than consequential, punitive or indirect damages payable as the result of any Third-Party Claim.

“Management Held Company Stock” has the meaning set forth in the preamble.

“Management Seller” or “Management Sellers” has the meaning set forth in the preamble.

“Management Seller Representative” has the meaning set forth in the preamble.

“Master Fund Holdco Stock” means the stock in Holdco owned by Seer Master Fund.

“Material Contracts” means, collectively, the Contracts required to be listed in Section 3.2(m)(i) of the Seller Disclosure Schedule, the Leases, the Contracts required to be listed in Section 3.2(l) of the Seller Disclosure Schedule and the Company Insurance Agreements.

“Minimum Cash Amount” means an amount necessary to meet all net worth, liquidity, and capitalization requirements applicable to the Company and its Subsidiaries pursuant to Warehouse Credit Facilities, which for illustrative purposes only, would have been equal to approximately $28 million as of May 31, 2025.

“Mortgage” means the mortgages, deeds of trust, deeds to secure debt, security deeds and other instruments creating a lien on real property with respect to the Mortgage Loans.

“Mortgage Loan” means any residential mortgage loan that is evidencing the indebtedness of the Mortgagor under a Mortgage Note.

“Mortgage Note” means a written obligation to pay a sum of money at a stated interest rate, which rate may be fixed or adjustable during the term of obligation, executed by a Mortgagor and secured by a Mortgage.

“Mortgaged Property” means the real property and all improvements thereon securing a Mortgage Loan.

“Mortgagor” means the obligor(s) on a Mortgage Note.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.2(f)(i).

“Non-Compete Period” means the period three (3) years after the Closing Date.

“NYSE” means the New York Stock Exchange.

“Objections Statement” has the meaning set forth in Section 2.4(a).

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the Company Group consistent with past custom and practice.

“Organizational Documents” means: (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement; (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Applicable Law; and (c) any amendment or modification to any of the foregoing.

“Outside Date” has the meaning set forth in Section 8.1(e).

“Owned Real Property” shall mean all right, title and interest in and to the real property (including, without limitation, the REO Properties) owned by the Company Group including all Facilities located thereon or attached thereto and all easements, rights, privileges, benefits and other appurtenances relating thereto.

“Ownership Schedule” has the meaning set forth in Section 2.1.

“Parties” or “Party” has the meaning set forth in the preamble.

“Permit” means any license, franchise, permit (including conditional or special use permit), certificate, variance, waiver, certificate of occupancy or operations or other similar authorization issued by any Person.

“Permitted Lien” means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet delinquent (or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP); (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’, or similar Liens arising in the Ordinary Course of Business or by operation of Applicable Law with respect to obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (c) (i) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Entities), easements, charges, rights-of-way, other Liens and other irregularities in title (including leasehold title), and (ii) all matters shown or disclosed by a current, accurate survey, physical inspection, or search of relevant public records, that, for each of clauses (i) and (ii), do not or would not reasonably be expected to materially impair or interfere with the use or occupancy of the Real Property affected thereby for the Business or materially impair the value of the Real Property affected thereby; (d) Liens (other than monetary Liens) arising from leases of personal property; (e) variations, if any, between tax lot lines and property lines that do not or would not reasonably be expected to materially impair or interfere with the use or occupancy of the Real Property affected thereby for the Business; (f) Liens on Leases arising from the provisions of such agreements benefiting or created by any superior estate, right or interest of the landlord that do not or would not reasonably be expected to materially impair or interfere with the use or occupancy of the Real Property affected thereby for the Business; (g) clearing and settlement Liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and holding them with custodians; (h) Liens incurred or deposits made to a Governmental Entity in connection with a Permit; (i) non-exclusive licenses to IP Rights entered in the Ordinary Course of Business; and (j) Liens arising under the Warehouse Credit Facilities.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or Governmental Entity.

“Personal Information” means any Company Information relating to an identified or identifiable natural person, including, without limitation, any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household.

“Post-Closing Straddle Period” has the meaning set forth in Section 5.1.

“Potential Parachute Payments” has the meaning set forth in Section 4.7(a).

“Pre-Closing Straddle Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax Period” has the meaning set forth in Section 5.2.

“Previously Disposed of Mortgage Loan” means any Mortgage Loan that the Company owned and subsequently sold, transferred, conveyed or assigned to an Investor during the three (3) year period prior to Closing.

“Proceeding” means any action, audit, lawsuit, litigation, investigation, subpoena, civil investigative demand, or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Entity or arbitrator.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Pro Rata Share” means with respect to Seer Master Fund, 48.53711%, with respect to Seer Capital, 28.45704%, with respect to Kyle Walker, 19.24854%, with respect to Michael Koch 2.25593%, and, with respect to Robert Clafford, 1.50139%.

“Purchase Price” has the meaning set forth in Section 2.1.

“R&W Insurance Costs” means all costs and expenses related to the R&W Insurance Policy, including without limitation, the total premium, retention or deductible, underwriting costs, brokerage commissions, Taxes and fees required by law and other fees and expenses of the underlying policies.

“R&W Base Insurance Policy” means that certain buy-side insurance policy issued by Euclid Transactional, LLC and attached on Exhibit D-1 hereto, in respect of inaccuracies or breaches of the representations and warranties made in Sections 3.1 and 3.2 of this Agreement and in respect of Taxes attributable to the Pre-Closing Tax Period.

“R&W Insurance Policy” means (a) the R&W Base Insurance Policy and (b) the R&W Supplemental Policy.

“R&W Supplemental Policy” means that certain Transaction Liability Excess Fundamental R&W insurance policy issued by CFC in the amount of $125 million dollars and attached on Exhibit D-2 hereto, and that is a supplemental to the R&W Base Insurance Policy.

“R&W Supplemental Policy Premium” means the premium, underwriting fees (and similar expenses) and taxes payable with respect to the R&W Supplemental Policy in the approximate amount of $783,125.

“Real Property” shall mean the Owned Real Property and the Leased Real Property.

“Registration Statement” has the meaning set forth in Section 4.2(c).

“Regulatory Agreement” has the meaning set forth in Section 3.2(h)(i).

“REO Property” means any Owned Real Property consisting of residential real estate acquired in the Ordinary Course of Business as a result of foreclosure, deed-in-lieu or short sale pertaining to any Mortgage Loan.

“Reports” has the meaning set forth in Section 3.2(h)(ii).

“Representatives” means, with respect to any Person, the directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Required Approvals” means the consents, approvals, notices and any such other documentation set forth on Exhibit E attached hereto.

“Required Loan Data” means the data points listed in Exhibit F attached hereto.

“Retained Amount” has the meaning set forth in Section 7.6(a).

“RD” means Rural Development, an agency of the United States Department of Agriculture and any successor thereto and including the Farmers Home Administration, as the predecessor in interest to Rural Development.

“RWI Excluded Representations” means any exclusions from coverage identified under Sections III.B.(vi), (vii), (ix), (x), (xi) and (xii) of the R&W Base Insurance Policy, provided that in no event shall the RWI Excluded Representations include any exclusion from coverage relating to (1) representations and warranties made in Section 3.2(j), (2) any other representations and warranties relating to Taxes, (3) any Taxes attributable to the Pre-Closing Tax Period (which for the avoidance of doubt, shall not modify or reduce Sellers’ obligations with respect to Pre-Closing Taxes as otherwise set forth in this Agreement), and (4) representations and warranties made under Section 3.2(p).

“Scratch and Dent Loans” means any Mortgage Loan held by the Company as of the Closing Date and marked at a valuation less than 99% of par.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Breach” means any (i) unauthorized access to or loss, alteration, destruction, use, disclosure or acquisition of Company Information, or (ii) material compromise to the security, integrity or availability of IT Systems.

“Seer Capital” has the meaning set forth in the preamble.

“Seer Master Fund” has the meaning set forth in the preamble.

“Seer Notes” has the meaning set forth on Exhibit G attached hereto.

“Seer Tax Lien” means that certain IRS Federal Tax Lien against Seer Capital Partners Master Fund, LP. (Serial Number 492420924).

“Seer Tax Lien Holdback Amount” means $433,000, unless the Lien Release is delivered pursuant to Section 7.6(b) prior to Closing, in which case, the Seer Tax Lien Holdback Amount will be zero dollars ($0.00).

“Seller Approvals and Filings” has the meaning set forth in Section 3.1(b)(ii).

“Seller Claim” has the meaning set forth in Section 7.4(b).

“Seller Claim Notice” has the meaning set forth in Section 7.4(b).

“Seller Disclosure Schedule” means the disclosure schedule delivered by the Sellers to Buyer on the date hereof. The information shown in the Seller Disclosure Schedule shall refer to the section or subsection of Article III set forth above such information. Terms used in the Seller Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement.

“Seller Fundamental Representations” means the representations and warranties in Sections 3.1(a), (c), and (d) and Sections 3.2(a), (b), (d) and (j).

“Seller Indemnitees” means the Sellers, their Affiliates, and their respective directors, officers, employees, independent contractors, successors and assigns.

“Seller Material Adverse Effect” has the meaning set forth in Section 3.1(b)(ii).

“Seller Representative” has the meaning set forth in the preamble.

“Sellers” or “Seller” has the meaning set forth in the preamble.

“Shared Legal Expenses” means actual outside legal fees and expenses incurred by the Holdco Sellers and Management Sellers in connection with this Agreement or completing the transactions contemplated hereby, provided that such fees and expenses are evidenced by a final payoff letter from the applicable law firm dated as of or prior to the Closing Date. For the avoidance of doubt, none of Buyer, or after the Closing Date, Holdco or any member of the Company Group shall have any obligation for any Shared Legal Expenses.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine-readable or otherwise; (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing, in each case used in the Business.

“Stock Premium Amount” means the number of validly issued, fully-paid and non-assessable shares of Buyer Stock reflected on Exhibit H attached hereto as allocated to the Sellers.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of November 15, 2015, by and among the Company, Holdco and the Management Sellers, as amended.

“Straddle Period” has the meaning set forth in Section 5.2.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). For the avoidance of doubt, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tail Policies” has the meaning set forth in Section 4.9(c).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, membership interest, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer (including leasehold transfer), registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, required to be filed with or submitted to any Governmental Entity.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Transaction Expenses” means (a) the R&W Supplemental Policy Premium and (b) any and all legal, accounting, tax, financial advisory, and other professional or transaction-related costs, fees and expenses incurred by Holdco or the Company Group in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), but excluding (i) any Change-in-Control Expenses payable by the Company as a result of the transactions contemplated by this Agreement (which, for the avoidance of doubt, shall be split evenly between Sellers and Buyer in accordance with Section 9.12), (ii) the costs of the Tail Policies (which, for the avoidance of doubt, shall be borne entirely by Sellers), or (iii) payments under the Company Incentive Plan which will be paid pursuant to Section 4.11.

“Transfer Taxes” has the meaning set forth in Section 5.4.

“VA” means the United States Department of Veterans’ Affairs or any successor thereto.

“Vesting Conversion” has the meaning set forth in Section 4.12.

“Warehouse Credit Facility” means a revolving line of credit with a warehouse lender pursuant to which the Company funds Mortgage Loans.

ARTICLE II

PURCHASE AND SALE OF INTERESTS

2.1 Purchase and Sale.

(a) In accordance with the terms and upon the conditions of this Agreement, at the Closing, (i) each Holdco Seller will sell, transfer, assign, convey and deliver to Buyer all right, title and interest of such Holdco Seller in and to the Capital Stock identified on Section 2.1 of the Seller Disclosure Schedule attached hereto (the “Ownership Schedule”) as being held by such Seller, and (ii) each Management Seller will sell, transfer, assign, convey and deliver to Buyer all right title and interest of such Management Seller in and to the Management Held Company Stock

identified on the Ownership Schedule, in each case, free and clear of all Liens (other than the applicable federal and state securities law transfer restrictions). The Ownership Schedule sets forth: (a) each Seller’s address and tax identification number (except for Sellers that are natural persons) as of the Closing Date and (b) the number of Capital Stock or Management Held Company Stock, as the case may be, held by each Seller.

(b) The purchase price (“Purchase Price”) for the Capital Stock and the Management Held Company Stock shall consist of: (a) the Final Cash Payment, as finally determined pursuant to Section 2.4, plus (b) the Stock Premium Amount, plus (c) the portion of the Escrow Amount actually remitted to Sellers in accordance with Section 7.6.

2.2 Closing. The closing (the “Closing”) of the sale and purchase of the HEX Stock shall take place electronically via exchange of signatures, on the earlier to occur of (i) the last Business Day of the calendar month during which the conditions to the obligations of parties set forth in Article VI below have been satisfied or waived by the parties (excluding any conditions that are, by their nature, intended to be satisfied or waived at the Closing, but subject to the satisfaction or waiver or such conditions at the Closing), if the satisfaction or waiver of such conditions occurs at least three (3) Business Days prior to the last Business Day of the calendar month, (ii) the last Business Day of the calendar month immediately following the calendar month during which the conditions to the obligations of parties set forth in Article VI below have been satisfied or waived by the parties, if the satisfaction or waiver of such conditions occurs less than three (3) Business Days prior to the last Business Day of the calendar month, or (iii) at such other time and place as Buyer and the Sellers may agree in writing (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. New York City time on the Closing Date; provided that if the Closing occurs on the first Business Day of a calendar month, the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 11:59 p.m. New York City time, on the Closing Date.

2.3 Payments and Consideration.

(a) Prior to Closing on the Closing Date, and as required by the terms of the Company Incentive Plan, Sellers shall cause the Company to pay the Company Incentive Plan Closing Amount (less applicable withholding) to each of the award recipients through a special payroll to be run on the Closing Date but immediately prior to the Closing and which payments shall be reflected on the Funds Flow Statement.

(b) At the Closing, Buyer shall:

(i) pay, or cause to be paid, to the Sellers each Seller’s Pro Rata Share of the Estimated Cash Payment; provided, however, that the Estimated Cash Payment allocation to the Sellers will take into account that the Seer Tax Lien Holdback Amount would be attributable solely to Seer Master Fund’s portion of the Estimated Cash Payment and any remittance of the Seer Tax Lien Holdback Amount will be allocated solely to Seer Master Fund in accordance with Section 7.6(b);

(ii) deposit, or cause to be deposited, with the Escrow Agent, the Escrow Amount;

(iii) pay, or cause to be paid, to the applicable obligees, the Transaction Expenses and the Shared Legal Expenses;

(iv) issue, or cause to be issued, to each Seller (or its designee), an amount of Buyer Stock equal to the portion of the Stock Premium Amount set forth next to such Seller’s name on Exhibit H, to the account(s) identified by such Seller and deliver to Seller (or its designee) evidence of book-entry shares representing the number of whole shares of the portion of the Stock Premium Amount issued to such Seller.

(c) Each of the cash payments described in Sections 2.3(a) and (b) shall be made by wire transfer of immediately available funds to the account(s) of such Persons (or any of its designee) set forth in the Funds Flow Statement.

(d) If at any time between the date of this Agreement and the Closing Date, the outstanding shares of Buyer Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, cash dividend, redemption, transfer, repurchase, waiver, release, assumption or discharge of liability, combination or other change in capitalization, the definition of Stock Premium Amount shall be equitably adjusted to reflect such change.

2.4 Cash Payment Adjustment.

(a) Estimated Cash Payment Amount. At least five (5) Business Days before the Closing, the Seller Representative on behalf of the Sellers shall cause Holdco to prepare and deliver to the Buyer the Funds Flow Statement and a statement (the “Estimated Statement”) setting forth a good faith estimate of the Estimated Cash Payment and each component thereof, along with all records and work papers necessary to compute and verify the information set forth in such statement. Buyer shall conduct a good faith review of the Funds Flow Statement and the Estimated Statement and the components thereof and if, as a result thereof, Buyer reasonably determines that there may be a potential adjustment thereto, Buyer shall promptly notify Seller Representative of such potential adjustment and Seller Representative shall consider such adjustment in good faith. Within ninety (90) days after the Closing Date, Buyer shall cause Holdco to prepare and deliver to Seller Representative a statement (the “Closing Statement”) setting forth Buyer’s calculation of the Final Cash Payment, along with all records and work papers reasonably necessary to compute and verify the information set forth in such statement. If Seller Representative has any objections to the Closing Statement prepared by Buyer, then Seller Representative will deliver a single, detailed written statement (the “Objections Statement”) describing: (i) which items on the Closing Statement Seller Representative disputes, (ii) the basis for Seller Representative’s disagreement with the calculation of such items, and (iii) Seller Representative’s proposed dollar amount for each item in dispute, to Buyer within thirty (30) days after delivery of the Closing Statement. If Seller Representative fails to deliver an Objections Statement within such thirty (30) day period, then the Closing Statement shall become final and binding on the Parties. Seller Representative shall be deemed to have agreed with all amounts and items contained or reflected in the Closing Statement to the extent such amounts or items are not disputed in the Objections Statement. If Seller Representative delivers an Objections Statement within such thirty (30) day period, then Seller Representative and Buyer will use commercially reasonable efforts to resolve any disputes of items contained in the Objection Statement, but if a final resolution is not obtained within thirty (30) days after Seller Representative has delivered the Objections Statement, if any, to Buyer, any remaining matters that are in dispute will be resolved by the Independent Accounting Firm pursuant to Section 2.4(b).

(b) Dispute Resolution. If the Parties are unable to resolve any disputes within the timeframes contemplated by Section 2.4(a) with respect to the Closing Statement, then any such dispute and the interpretation or application of any financial statements, accounting principles or the calculations underlying such dispute (collectively, the “Disputed Items”), shall be submitted to the Independent Accounting Firm. Promptly after the engagement of the Independent Accounting Firm, Buyer and Seller Representative will provide the Independent Accounting Firm with a copy of the applicable documentation relating to the Disputed Items. The Independent Accounting Firm will have the authority to request in writing such additional written submissions from Buyer or Seller Representative as it deems appropriate, provided that a copy of any such submission will be provided to the other Party at the same time as it is provided to the Independent Accounting Firm. Buyer and Seller Representative will not make (and will instruct their Affiliates to refrain from making) any additional submission to the Independent Accounting Firm except pursuant to such written request by the Independent Accounting Firm and the Independent Accounting Firm shall not take any such additional submission into account in resolving the Disputed Items. Buyer and Seller Representative will not communicate (and will instruct their Affiliates to refrain from communicating) with the Independent Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication with the Independent Accounting Firm (other than with respect to written submissions in response to the written request of the Independent Accounting Firm). Buyer and Seller Representative shall instruct the Independent Accounting Firm to only opine as to the Disputed Items. Buyer and Seller Representative shall use commercially reasonable efforts to cause the Independent Accounting Firm to render its determination on the matter within sixty (60) days of its submission by Buyer and Seller Representative. Such determination shall be conclusive, non-appealable, final and binding upon the Parties. The fees and disbursements of the Independent Accounting Firm shall be allocated between Sellers, on the one hand, and Buyer, on the other hand, in proportion to the aggregate amount of Disputed Items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such Party as finally determined by the Independent Accounting Firm. Except as otherwise provided in this Section 2.4(b), each of Buyer and Sellers will bear the fees, costs and expenses of its own accountants, counsel, other experts and all of its other expenses in connection with matters contemplated by this Section 2.4(b).

(c) Payment of Adjusted Cash Payment Excess or Shortfall. Within five (5) Business Days after the calculation of the Final Cash Payment becomes final and binding either pursuant to Section 2.4(a) or Section 2.4(b), (i) if the Final Cash Payment is greater than the Estimated Cash Payment, then Buyer shall pay to the Sellers each Seller’s Pro Rata Share of, an amount equal to such difference (the “Deficient Amount”), by wire transfer of immediately available funds into an account or accounts as designated by such Parties and each of Seller Representative and Buyer shall deliver joint written instructions to the Escrow Agent authorizing disbursement of all amounts in the Adjustment Escrow Account to the Sellers, each based on the applicable Pro Rata Share, in accordance with the instructions contained therein, or (ii) if the Final Cash Payment is less than the Estimated Cash Payment (the amount of such difference referred to as the “Excess Amount”), then Seller Representative and Buyer shall deliver joint written instructions to the Escrow Agent authorizing the disbursement of the Excess Amount to Buyer and any funds remaining in the Adjustment Escrow Account, if any, to Sellers, each based on the applicable Pro Rata Share, and in each case in accordance with the instructions set forth therein; provided, that the Deficient Amount and the Excess Amount, in each case, shall not exceed the Adjustment Escrow Amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties Regarding the Sellers. Each Seller, severally and not jointly, represents and warrants to the Buyer solely as to such Seller as of the date hereof as follows:

(a) Authorization of Transaction. Such Seller has full power, authority and legal capacity to execute and deliver this Agreement and any Ancillary Agreements, and to perform such Seller’s obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Seller, and no other action on the part of such Seller or such Seller’s board of directors (or similar governing body), as applicable, is necessary pursuant to its Organizational Documents or the laws of the jurisdiction of its organization to authorize this Agreement or any of the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by such Seller of each Ancillary Agreement to which such Seller is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(b) Non-contravention.

(i) Assuming the Seller Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby by such Seller, do not and will not violate or conflict with: (A) any material Contract by which such Seller or an Affiliate of such Seller is bound or is a party, excluding any conflicts or violations thereof that would not, individually or in the aggregate, reasonably be expected to be material to such Seller, (B) any Applicable Laws to which such Seller is subject, or (C) result in the imposition or creation of a Lien upon or with respect to the HEX Stock.

(ii) Except as set forth on Section 3.1(b)(ii) of the Seller Disclosure Schedule (collectively, the “Seller Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Seller are not subject to any Consent with respect to such Seller other than such other Consents the failure of which to obtain or make has not had and would not reasonably be expected to have an adverse effect in any material respect on the ability of such Seller to perform its obligations under this Agreement (a “Seller Material Adverse Effect”).

(c) Brokers’ Fees. Except with respect to Piper Sandler & Co., no Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.

(d) HEX Stock. Such Seller has, and will have at the Closing, good and valid title to the Capital Stock or Management Held Company Stock identified on the Ownership Schedule as being held by such Seller, free and clear of any Liens (other than applicable federal and state securities law transfer restrictions or as described on Section 3.1(d) of the Seller Disclosure Schedules). Other than as set forth in the Organizational Documents of the Company: (i) such Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Seller to sell, transfer, encumber or otherwise dispose of any of the Capital Stock or Management Held Company Stock, as applicable (other than pursuant to this Agreement); (ii) there are no restrictions upon, or obligations with respect to, the voting or transfer of any Capital Stock or Management Held Company Stock pursuant to any Contract entered into by such Seller; (iii) other than the Stockholders Agreement, such Seller is not a party to any voting trust, proxy, or other Contract with respect to the voting of any Capital Stock or Management Held Company Stock; and (iv) there are no rights of first refusal, rights of first offer or similar rights of any Person that would be applicable to or affected by the execution, delivery and performance by such Seller under this Agreement. At the Closing, Buyer will acquire good and valid title to the Capital Stock or Management Held Company Stock, as the case may be, in either case free and clear of any Liens (other than applicable federal and state securities law transfer restrictions, and Liens placed on such Capital Stock or Management Held Company Stock at or following the Closing by or on behalf of Buyer).

3.2 Representations and Warranties Regarding the Company Group and Holdco. The Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof, as follows:

(a) Organization, Qualification, and Power. Each of the Company and Holdco is duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each member of the Company Group (other than the Company) is duly organized, validly existing and in good standing under the laws of its state of formation or incorporation. Each of Holdco and each member of the Company Group is duly authorized to conduct its business and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required. Each of Holdco and each member of the Company Group has the full corporate power and authority and all Permits necessary to carry on the Business as currently conducted.

(b) Capitalization and Subsidiaries. Other than the Management Held Company Stock held by the Management Sellers, Holdco holds all of the equity securities of the Company. All of the Capital Stock and Management Held Company Stock (i) have been duly authorized, are validly issued, fully paid, and non-assessable, (ii) have been issued without violation of any preemptive rights (whether statutory, contractual or otherwise), right of first refusal or other right to purchase, and (iii) were not issued in violation of any right of first refusal or other subscription rights of any Person. Other than the Capital Stock, there are no other ownership interests in Holdco or outstanding securities convertible or exchangeable into ownership interests of Holdco, and there are no options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require Holdco to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any ownership interests in Holdco. Other than the Management Held Company Stock and the remaining equity securities of the Company held by Holdco, there are no other ownership interests in the Company or outstanding securities convertible or exchangeable into ownership interests of the Company, and there are no options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any ownership interests in the Company. Other than as set forth on Section 3.2(b)(i) of the Seller Disclosure Schedule or as set forth in the Company Incentive Plan or the Organizational Documents of Holdco or the members of the Company Group, there are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights or similar interests having equity features with respect to Holdco or any member of the Company Group. There are no voting trusts, proxies, or other Contracts with respect to the voting of the ownership interests of Holdco or any member of the Company Group, except as set forth in their respective Organizational Documents. Other than the Company, Holdco has no direct Subsidiaries. Other than HX REO Properties LLC and HX Financial SPV BMO, LLC, the Company does not have any Subsidiaries. All of the issued and outstanding equity of each of HX REO Properties LLC and HX Financial SPV BMO, LLC is owned solely by the Company. Holdco does not, and has not, since its date of formation engaged in any activity other than the ownership of the HEX Stock. Except for the Seer Notes, Holdco is not party to any Contract. There have been no transfers of any voting stock or other equity securities of the Company in the twelve-month period prior to the Effective Date, and other than the Vesting Conversion and other transactions contemplated in this Agreement, no such transfers are anticipated prior to the Closing.

(c) Non-contravention; Company Approvals.

(i) Assuming the Company Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements and consummation of the transactions contemplated hereby and thereby do not and will not violate or conflict with (A) any provision of Holdco’s Organizational Documents or any member of the Company Group’s Organizational Documents, (B) any Material Contract by which Holdco or any member of the Company Group is bound or is a party, excluding any conflicts or violations thereof that would not, individually or in the aggregate, reasonably be expected to be material to Holdco or the Company Group taken as a whole, or (C) any Applicable Laws to which Holdco or the Company Group is subject.

(ii) Except as set forth on Section 3.2(c)(ii) of the Seller Disclosure Schedule (collectively, the “Company Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Sellers, are not subject to any Consent with respect to either such Seller other than (A) such Consents as may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.

(d) Brokers’ Fees. Except with respect to Piper Sandler & Co., neither Holdco, nor any member of the Company Group has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Assets. The Company Group has good and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by it, located on its premises, or otherwise required for the operation, or use by, the Business, wherever located (the “Company Assets”), free and clear of all Liens, except for Permitted Liens. The Company Assets as of the Closing, together with the rights and services under the Ancillary Agreements and Material Contracts, assuming all Company Approvals and Filings and Permits have been, or are, obtained or transferred, and assuming all of the Continuing Employees continue their employment with the Company on the Closing Date, are reasonably expected to constitute all assets, rights, and employees used in or necessary to conduct the Business as currently conducted.

(f) Financial Matters.

(i) Attached to Section 3.2(f)(i) of the Seller Disclosure Schedule are correct and complete copies of the following financial statements of the Company Group (collectively, the “Financial Statements”): (1) audited balance sheets, statements of income, shareholders’ equity, and cash flows as of and for the fiscal years ended December 31, 2023 and 2024 (the “Most Recent Fiscal Year End”); and (2) unaudited balance sheets, statements of income, changes in shareholders’ equity, and cash flows as of and for the period ended April 30, 2025. The Financial Statements are correct and complete, are consistent with the books and records of the Company Group (which are in turn correct and complete), have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company Group as at the dates and for the periods presented.

(ii) Since the date of the Most Recent Fiscal Year End, the Company Group has operated its business and affairs in the Ordinary Course of Business, and no Company Material Adverse Effect has occurred.

(g) Undisclosed Liabilities. Except: (i) as set forth in Section 3.2(g) of the Seller Disclosure Schedule; (ii) for liabilities and obligations incurred in the Ordinary Course of Business; (iii) for liabilities arising under Contracts disclosed on the Seller Disclosure Schedule; and (iv) for liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group as whole, there are no liabilities of the Company Group of the type that would be required to be set forth on a balance sheet of Company prepared in accordance with GAAP as of the date hereof.

(h) Legal Compliance. Since January 1, 2022, the Company Group, its predecessors, and Affiliates have operated and continue to operate the Business in compliance, in all material respects, with all Applicable Laws and Applicable Requirements. No Proceeding or investigation has been filed or commenced by any Governmental Entity against, or with respect to, the Company, or, to the Knowledge of the Sellers, threatened, and the Company Group has not received written or oral notification (including audits and corrective action plans but excluding routine regulatory examinations) of any asserted past or present failure to comply with any Applicable Laws and Applicable Requirements in any material respects. The Company Group is not subject to any outstanding Order barring, suspending or otherwise materially limiting the right of the Company Group to engage in any activity conducted as part of the Business as currently conducted.

(i) Since January 1, 2022, none of the Company Group nor, to the Knowledge of the Sellers, any employee of the Company, is or has been subject to any cease-and-desist, suspension, debarment, censure or other disciplinary or similar order or enforcement action or fine or penalty issued by, or is or has been a party to any written agreement, consent agreement or memorandum of understanding or disciplinary agreement with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or since January 1, 2022, has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has outstanding any board resolutions (or equivalent actions) adopted at the written direction of any Governmental Entity (each, whether or not set forth in the Seller Disclosure Schedule, a “Regulatory Agreement”). Section 3.2(h)(i) of the Seller Disclosure Schedule sets forth a true and complete list of all Regulatory Agreements. Since January 1, 2022, no member of the Company Group has been advised in writing by any Governmental Entity that it is considering issuing or requiring entry into any such Regulatory Agreement. The Company Group is in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and no member of the Company Group has received any written notice from any Governmental Entity indicating that the Company Group is not in compliance in all material respects with any such Regulatory Agreement. No member of the Company Group nor any of its employees is subject to any outstanding Order barring, suspending or otherwise materially limiting the right of such Person to engage in any activity conducted as part of the Business.

(ii) The Company Group has filed all material reports, forms, filings, correspondences, schedules, prospectus, proxy, statements, financial statements, sales literature, notices, registrations and statements, together with any amendments or supplements required to be made with respect thereto (“Reports”) that it was required to file since January 1, 2022, with any Governmental Entity, including any Report required to be filed pursuant to the Applicable Laws of any Governmental Entity, but excluding for the avoidance of doubt, any routine state exams, and has paid all material fees and assessments due and payable in connection therewith. Any such Report and any statement regarding the Company Group or its business or operations made in any Report filed with or otherwise submitted to any Governmental Entity complied at the time of filing in all material respects with Applicable Law, including as to content. To the Knowledge of the Sellers, as of the date hereof, there are no outstanding comments of any Governmental Entity with respect to any Report. The Sellers, Holdco and the Company Group have made available to Buyer prior to the date hereof complete and correct copies, if any, of (i) all material Reports made since January 1, 2022, if , and (ii) all material audit or inspection reports received by the Company Group from any Governmental Entity and all written responses thereto made by the Company Group since January 1, 2022, (iii) all material inspection reports provided to the Company Group by any Governmental Entity at any time since January 1, 2022, and (iv) all material correspondence provided to the Company Group by any Governmental Entity at any time since January 1, 2022.

(iii) Since January 1, 2022 and except for routine examinations conducted by any Governmental Entity in the Ordinary Course of Business of the Company Group, no Governmental Entity has initiated any proceeding, investigation, examination, audit or review, and, to the Knowledge of the Sellers, no such proceeding, investigation, examination, audit or review into the Business of the Company Group is ongoing, unresolved or threatened by any Governmental Entity.

(iv) The Company Group and, to the Knowledge of the Sellers, each Correspondent Originator (in connection with any Mortgage Loan purchased by the Company Group) has complied with all applicable anti-money laundering laws, including the USA PATRIOT Act of 2001 (collectively, the “Anti-Money Laundering Laws”). The Company Group has established, and has required each Correspondent Originator to establish, an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination or purchase of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to Executive Order 13224, the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of Executive Order 13224 or the OFAC Regulations, and no Mortgagor is subject to the provisions of Executive Order 13224 or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations. Neither the Company Group nor any Affiliates, officers, directors, partners or members thereof, is a Person (or owned or controlled by a Person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224; (ii) whose name appears on OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including the OFAC website); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in Executive Order 13224; or (iv) who is otherwise affiliated with any Person described in clauses (i) through (iii) of this sentence.

(v) In the conduct of its business neither the Company Group nor any of its directors, managers, officers, employers or agents, for or on behalf of the Company Group, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was or was expected to be in a position to help or hinder the Company Group, or its business (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for the purpose of facilitating any of the matters set forth in clause (i) above.

(i) Permits. Section 3.2(i) of the Seller Disclosure Schedule sets forth a correct and complete list of all Permits held by the Company Group that are material to the Business. Such Permits (i) constitute all Permits necessary for the operation of the Business as currently conducted and (ii) are in full force and effect. No Proceeding is pending or, to the Knowledge of the Sellers, threatened, that would reasonably be expected to result in any revocation or limitation pertaining to any Permit. The applicable members of the Company Group are registered, licensed and qualified as a residential mortgage seller or issuer, as applicable, in accordance with the rules and regulations of each state referenced on Section 3.2(i) of the Seller Disclosure Schedule pursuant to the Permits referenced on Section 3.2(i) of the Seller Disclosure Schedule.

(i) No member of the Company Group has received, at any time since January 1, 2022, any written notice or other written communication from any Governmental Entity regarding (i) any actual or alleged violation of, or failure on the part of the Company Group to comply with, any term or requirement of any Permit in any material respect or (ii) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to, any Permit. All applications required to have been filed for the renewal of each Permit have been duly filed on a timely basis with, and the applicable fees paid to, the appropriate Governmental Entity, or the Permit nevertheless has been renewed, re-issued or otherwise resolved without adverse consequence to the Company Group, and all other filings (and payment of fees in connection therewith) required to have been made with respect to each Permit have been duly made on a timely basis with the appropriate Governmental Entity or if not filed on a timely basis, the lapse did not cause an adverse consequence to the Company Group or its business. To the Knowledge of the Sellers, none of the Permits is reasonably expected to be terminated as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

(ii) To the extent applicable, the Company (i) is approved as a seller by Freddie Mac, and a lender by the FHA, VA, and HUD, and (ii) has not received any written or, to the Knowledge of the Sellers, any oral or other notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer, seller or lender, as applicable, from any of the foregoing Agencies. To the extent required under Applicable Law, each employee or agent of the Company Group, to the extent required, is licensed as a mortgage loan originator within the meaning of the S.A.F.E. Mortgage Licensing Act of 2008, as amended from time to time, and any applicable state licensing laws.

(j) Tax Matters.

(i) Each Tax Return required to be filed by the Company Group or Holdco on or before the Closing Date (the “Company Returns”) (1) has been timely filed (including any extensions) and (2) is complete and correct in all respects. All Taxes imposed on Holdco or the Company Group, whether or not shown on the Company Returns, due on or before the Closing Date have been paid. All Taxes that the Company Group or Holdco has been required to collect or withhold on or before the date of this Agreement have been duly collected or withheld and, to the extent due, have been duly paid to the proper Governmental Entity.

(ii) There has not been any audit by a Governmental Entity of any Company Return pertaining to the past five (5) fiscal years. No audit of or administrative or judicial proceedings with respect to any Company Return is in progress, and neither the Company Group, nor Holdco, nor any of the Sellers has been notified in writing by any Governmental Entity that any such audit or administrative or judicial proceeding is contemplated or pending. Neither the Company Group nor Holdco has received any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Entity against Holdco or the Company Group. Except as set forth in Section 3.2(j)(ii) of the Seller Disclosure Schedules, no extension of time with respect to any date on which a Company Return was required to be filed by the Company Group or Holdco is in force, and no waiver or agreement by or with respect to the Company Group or Holdco is in force for the extension of time for the payment of any Taxes. Neither the Company Group, nor Holdco, nor any Seller has waived any statute of limitations with respect to any Taxes of the Company Group or Taxes of Holdco, which waiver is currently in force, or has agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has been made by any Governmental Entity in a jurisdiction where the Company Group or Holdco does not file tax returns that the Company Group or Holdco is subject to taxation by that jurisdiction. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns filed in the last three (3) years for Holdco and the Company Group.

(iii) Neither Holdco nor the Company Group is a party to or bound by any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes. Neither Holdco nor the Company Group has any liability for the Taxes of any other Person as a result of filing a unitary, combined, or consolidated Tax Return, as a transferee or successor, or otherwise.

(iv) Except as set forth in Section 3.2(j)(iv) of the Seller Disclosure Schedules, there are no Liens (other than Permitted Liens) on the Capital Stock, the Management Held Stock, or any of the assets of Holdco or the Company Group that arose in connection with any failure (or alleged failure) to pay any Tax.

(v) Neither Holdco nor the Company Group has ever entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(vi) Neither Holdco nor the Company Group has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority.

(vii) Neither Holdco nor the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(viii) Neither Holdco nor any member of the Company Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(ix) Neither Holdco nor any member of the Company Group (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(x) Neither Holdco nor the Company Group has been a party to any transaction intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(xi) Neither Holdco nor the Company Group directly or indirectly (i) manages a lodging facility or a health care facility or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated, in each case within the meaning of Section 856(l)(3) of the Code.

(xii) There are no contracts, arrangements or other transactions among any or all of Holdco Sellers, the Company, Holdco, and any regarded Subsidiaries, other than the Seer Notes.

The representations in this Sections 3.2(j) may only be relied upon for purposes of liabilities with respect to Pre-Closing Straddle Period and Pre-Closing Tax Periods. Notwithstanding any other provision of this Agreement, no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, Tax receivable, basis amount or other Tax attribute of Holdco or the Company Group after the Closing Date.

(k) Real Property.

(i) The REO Properties constitute the only Owned Real Property. Section 3.2(k)(i) of the Seller Disclosure Schedule sets forth (A) the address, the tax parcel/folio number and the owner/lessee for each parcel of Real Property owned or leased as of the Effective Date; (B) a true and complete list of all Leases for each parcel of Leased Real Property, together with the landlord, lessor, sublessor or licensor under each Lease, the tenant, lessee, sublessee or licensee under each Lease, the date of the Lease and all amendments or other agreements related thereto; and (C) the current use of each such Real Property. The Sellers have delivered or made available to Buyer a true, correct and complete copy of each Lease and, in the case of any oral Lease, a written summary of the material terms of such Lease. The Leased Real Property identified in Section 3.2(k)(i) of the Seller Disclosure Schedule comprises all of the real property used or intended to be used in, or otherwise related to, the Business.

(ii) Except as set forth on Section 3.2(k)(ii) of the Seller Disclosure Schedule, with regard to the Leases and Leased Real Property: (A) subject to the respective terms and conditions in the Leases, the applicable Company Group member is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and possesses good and marketable, indefeasible leasehold estate thereto, free and clear of all Liens (other than Permitted Liens); (B) the applicable Company Group member’s possession and quiet enjoyment of the Leased Real Property has not been disturbed and there are no disputes with respect to any Leases; (C) no security deposit or portion thereof has been applied in respect of a breach or default under any

Lease that has not been redeposited in full; (D) the other party to each Lease is not in any way affiliated with a Seller or any Company Group member; and (E) no Company Group member has collaterally assigned or granted any security interest in any of the Leases or any interest therein. Each Lease is legal, valid, binding, enforceable, in full force and effect. No Lease has been breached or canceled by any Company Group member or, to the Knowledge of the Sellers, any other party thereto. There is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any Lease or would permit the termination, modification or acceleration of a Lease.

(iii) Except as set forth on Section 3.2(k)(iii) of the Seller Disclosure Schedule, with regard to the Owned Real Property, the applicable Company Group member is the sole legal and equitable owner in fee of the Owned Real Property and possesses good and marketable, indefeasible fee simple title thereto, free and clear of all Liens (other than Permitted Liens). To the Knowledge of Sellers, there are no adverse matters that would reasonably be expected to materially impair the value of the Owned Real Property or materially impair the use by the Company of the Owned Real Property as residential real estate.

(iv) To the Knowledge of the Sellers, there are no Liens pertaining to the Leased Real Property, or appurtenances and common areas of the property of which the Leased Real Property is a part, that have a material and adverse effect on the operation of the Business.

(v) The Leased Real Property is occupied and utilized for the Business under valid and current certificates of occupancy, permits and the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificates of occupancy, permits or the like. The Leased Real Property and the use and operation thereof in the Business in accordance with past practice do not violate in any material respect any Applicable Law or, to the Knowledge of the Sellers, any covenant, condition, restriction, easement, license, permit or agreement of record.

(vi) To the Knowledge of the Sellers, all Facilities on the Leased Real Property are in good condition and repair (normal wear and tear excepted) and are fit for occupancy and use by the applicable Company Group member in accordance with past practice.

(vii) No Company Group member owes or will owe in the future pursuant to any agreement(s) entered into prior to Closing, any brokerage commissions or finders’ fees with respect to the Leased Real Property or the Lease.

(viii) No Company Group member has licensed, subleased, leased or granted any third party the right to possess, use, occupy or enjoy the Leased Real Property, and there are no parties in possession of the Leased Real Property that are not entitled to such possession.

(ix) The Leased Real Property is sufficient for the continued operation of the Business in accordance with past practice.

(x) To the Knowledge of the Sellers, there is no Proceeding of any kind pending or, threatened against the Leased Real Property or any portion thereof, or against any Company Group member with respect to the Leased Real Property, or other Proceedings adversely affecting the applicable Company Group member’s occupancy and use thereof.

(xi) No Company Group member is a party to any agreement to acquire or sell any interest in real property, and no Company Group member has any options or rights of first refusal to purchase or acquire any real property or any direct or indirect interest therein, other than with respect to the REO Properties.

(l) Intellectual Property.

(i) Section 3.2(l) of the Seller Disclosure Schedule sets forth a true, correct and complete list of (A) all patents, trademarks, copyrights, and Internet domain names, owned by the Company Group that are registered or subject to an application to register before a Governmental Entity, and, in regards to Internet domain names, domain name registrars and the registered owner of each of the foregoing (collectively, the “Company Registered Intellectual Property”) and (B) all other IP rights that are owned by the Company Group and material to the operation of the business as currently conducted and the owner of each (“Company Material Unregistered Intellectual Property”). The member of the Company Group listed on Section 3.2(l) of the Seller Disclosure Schedule as the owner is the sole and exclusive owner of the applicable item of the Company Registered Intellectual Property and Company Material Unregistered Intellectual Property free and clear of any Lien (other than Permitted Liens). To the Knowledge of the Sellers, all of the Company Registered Intellectual Property is valid, subsisting, and enforceable.

(ii) The applicable member of the Company Group owns or otherwise has a right to use all IP Rights used by the Company Group to operate the Business (“Company Intellectual Property”) in the manner currently used in the operation of the Business. To the Knowledge of the Sellers, the execution and consummation of this Agreement will not materially alter or impair the right of the Company Group to use the Company Intellectual Property in the manner currently used in the operation of the Business.

(iii) To the Knowledge of the Sellers, no Proceeding has been filed against the applicable members of the Company Group, (A) challenging the validity or enforceability of any Company Registered Intellectual Property, or Company Material Unregistered Intellectual Property, or (B) alleging that the conduct of the Business by the Company Group infringes, misappropriates, requires a license to use, or otherwise violates any IP Right of a third party.

(iv) To the Knowledge of the Sellers, the conduct of the Business as currently conducted does not violate, infringe, or misappropriate the IP Rights of any other Person.

(v) To the Knowledge of the Sellers, no Person has violated, infringed, or misappropriated any of the Company Registered Intellectual Property, or Company Material Unregistered Intellectual Property. The Company Group and its predecessors-in-interest, if any, have never filed any Proceeding against any Person claiming that such Person violates, infringes, or misappropriates the Company Group’s rights to the Company Registered Intellectual Property, or Company Material Unregistered Intellectual Property.

(vi) The Company Group has taken commercially reasonable measures to maintain the confidentiality of all proprietary information, including trade secrets, owned by the Company Group that are material to the operation of the Business as currently conducted.

(vii) The Company Group has not incorporated, distributed, or otherwise used open-source Software in a manner that requires the disclosure or distribution of any Software owned by the Company Group and material to the operation of the Business as currently conducted.

(viii) All Company Registered Intellectual Property and Company Material Unregistered Intellectual Property was (A) developed by employees of the Company Group working within the scope of their employment and having an obligation to assign such developments to the Company Group; (B) developed by vendors, independent contractors, or other third parties who executed valid and enforceable written agreements assigning such developments to the Company Group; or (C) otherwise acquired by the Company Group by valid and enforceable written agreements. None of the Company Registered Intellectual Property and Company Material Unregistered Intellectual Property was developed, in whole or in part, directly or indirectly, using funding, facilities, or personnel of any Governmental Entity or educational institution in any way that requires the Company Group to grant an ownership interest in or a license to such developed Company Registered Intellectual Property or Company Material Unregistered Intellectual Property to such Governmental Entity or educational institution.

(m) Contracts.

(i) Section 3.2(m)(i) of the Seller Disclosure Schedule lists the following Contracts to which any member of the Company Group is a party (a “Company Contract”): (1) any Contract not made in the Ordinary Course of Business; (2) any Company Contract relating to any Debt or guarantee of any such obligation, together with any hedge agreements in excess of $50,000; (3) any Company Contract that by its terms limits the payment of dividends or distributions by the Company Group or that by its terms either requires the Company Group to do business with the contract party on an exclusive basis or restricts or limits the Company Group from owning, managing or operating any business or in any geographical location (including non-competition agreements); (4) any Company Contract that is a joint venture or partnership agreement; (5) any Company Contract that grants any right of first refusal or right of first offer or similar right to third parties or that limits or purports to limit the ability of the Company Group in any material respect to pledge, sell, transfer or otherwise dispose of any material amounts of assets or business; (6) any Company Contract relating to (A) any merger or business combination concerning the Company Group or Holdco or (B) the acquisition by the Company Group of all or substantially all of the capital stock or assets or any material branch offices of any other Person; (7) any Contract providing for any prior consent requirements for a change of control or future payments that are conditioned, in whole or in part, on a change of control with respect to the Company Group; (8) any Contract that relates to the acquisition or disposition of any assets or properties used in the conduct of the Business (other than in the Ordinary Course of Business) pursuant to which (A) payment obligations remain outstanding, (B) any earn-out, deferred or contingent payment obligations remain outstanding or (C) any indemnification payment obligations remain outstanding; (9) any Contract for future capital expenditures in excess of $50,000; (10) any Company Contract with an employee, officer, or individual independent contractor that is not terminable by the Company Group at will without advance notice and without payment of severance or other termination fee or penalty; (11) any Contract with a Governmental Entity; (12) any collective bargaining agreement, labor contract or other written agreement or arrangement with any labor union or any employee organization; (13) any agency, broker, sale representative, marketing, joint marketing, referral, recapture, affinity, lead-generation or similar Contract, including any Contract related to the marketing and sale of insurance products; (14) any Company Contract involving the purchase, lease, use or occupancy of real property; (15) any other Company Contracts involving aggregate annual expenditures or revenues in excess of $50,000; and (16) any other Contract material to the Company Group as a whole.

(ii) Each Material Contract is legal, valid, binding, enforceable, in full force and effect. No Material Contract has been breached or canceled by the Company Group or, to the Knowledge of the Sellers, any other party thereto. The Company Group has performed all obligations under the Material Contracts required to be performed by the Company Group in all material respects. There is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any Material Contract or would permit the termination, modification or acceleration of a Material Contract. The Company Group has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

(iii) The Company Group has delivered to Buyer a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. The Company Group is not a party to or otherwise bound by any oral Material Contract.

(n) Insurance. Section 3.2(n)(i) of the Seller Disclosure Schedule sets forth a list of each insurance policy covering the Company Group (the “Company Insurance Agreements”). The Company Insurance Agreements are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other written notice that any such Company Insurance Agreement is no longer in full force or effect or that the issuer of any Company Insurance Agreement is not willing or able to perform its obligations thereunder has been received by the Company Group or any of its Affiliates and the Company Group is not in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True, accurate and correct copies of each Company Insurance Agreement have been made available to Buyer. With respect to each of the Company Insurance Agreements: (1) there are currently no Proceedings pending against Seller under any Company Insurance Agreement the amount of which would, if adversely determined, reasonably be expected to exceed the limits under such Company Insurance Agreement, and (2) no limits of liability on any Company Insurance Agreement have been exhausted by the payment of claims. There is no claim by Seller pending under any Company Insurance Agreement as to which coverage has been denied or disputed in any material respect by the underwriters of such Company Insurance Agreement. Section 3.2(n)(ii) of the Seller Disclosure Schedule sets forth a list of all material claims made under the Company Insurance Agreements or under any other insurance policy, bond or agreement covering the Company Group since January 1, 2023.

(o) Litigation. Except as set forth in Section 3.2(o) of the Seller Disclosure Schedule, there are no (and since January 1, 2022, there have not been any) Proceedings or Orders pending or, to the Knowledge of the Sellers, threatened with respect to the Company Group or the transactions contemplated by this Agreement, excluding any routine or ordinary course loan-level Proceeding or Order and any routine regulatory examinations that did not, or would not be reasonably expected to, result in any material adverse findings. There are no claims or assertions for indemnification or advancement of expenses by any Person, whether or not covered by insurance, pending against, or to the Knowledge of the Sellers, threatened against, the Company Group.

(p) Employment Matters.

(i) Section 3.2(p)(i) of the Seller Disclosure Schedule sets forth a complete and correct list of all employees of the Company Group as of the date hereof, showing for each (1) name, (2) hire date, (3) current job title, (4) work location, (5) whether active or on leave and expected date of return from leave, (6) exemption status (exempt or non-exempt) under wage and hour laws and (7) accrued but unused vacation or paid time off for each employee. The Company is the only member of the Company Group who has ever employed any natural persons. Seller has provided Buyer with a correct, complete and current, as of the Effective Date, list of all employees and the base salary or base wage rate, bonus or other incentive comp for each such employee.

(ii) All employees of the Company are, subject to Applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of severance, penalties or damages and without advance notice) by the Company, and the Company does not have any severance obligations if any employee of the Company is terminated by the Company. To the Knowledge of the Sellers, no employee of the Company has indicated in writing any plans to terminate employment with the Company other than as set forth on Section 3.2(p)(ii) of the Seller Disclosure Schedule.

(iii) The Company Group is not a party to, and does not have any obligations under, any collective bargaining agreement or similar labor-related Contract with any labor union or similar organization, and no such collective bargaining agreement or similar labor-related Contract is currently being negotiated by the Company Group. None of the employees are represented by a labor union or similar organization. Since January 1, 2022, the Company Group has not experienced (nor, to the Knowledge of the Sellers, has it been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute. The Company Group has not committed any material unfair labor practice. Since January 1, 2022, to the Knowledge of the Sellers, there is not any organizational effort presently being made or threatened by or on behalf of any labor union or similar organization with respect to employees, and no such organizational effort has been made or threatened.

(iv) Section 3.2(p)(v) of the Seller Disclosure Schedule sets forth a complete and correct list of each independent contractor who (1) provides material services to the Company Group, (2) received payment from the Company Group in excess of $50,000 in the twelve-month period prior to the Effective Date, (3) is entitled to payment in connection with the transactions contemplated by this Agreement, or (4) is party to a Contract with Holdco or any member of the Company Group.

(v) The Company has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees, and has complied with all Applicable Laws governing wages and hours, including Applicable Laws relating to overtime. To the Knowledge of the Sellers, the Company has properly classified each person providing services to the Company as either an “employee” or “independent contractor” and as “exempt” or “non-exempt” for purposes of compliance with any and all Applicable Laws. The Company is in material compliance with all Applicable Laws governing the hiring and employment of personnel by U.S. companies and the hiring and employment of non-U.S. nationals in the United States, including the Immigration Reform and Control Act of 1986. The Company has maintained an I-9 Form for all employees of the Company for whom such a form is required by Applicable Law. Since January 1, 2023, the Company Group is in material compliance with all Applicable Laws relating to employment and labor, including, but not limited to, all such Applicable Laws relating to discrimination, harassment, retaliation, civil rights, safety and health, background checks, workers’ compensation and the collection and payment of withholding and or Social Security Taxes and similar Taxes. Except as set forth in Section 3.2(p)(iv)(ii) of the Seller Disclosure Schedules, since January 1, 2023, there have been no Proceedings pending or, to the Knowledge of the Sellers, threatened against the Company Group arising under or related to Applicable Laws relating to employment and labor, including, but not limited to, all such Applicable Laws relating to discrimination, harassment, retaliation, civil rights, safety and health, background checks, workers’ compensation and the collection and payment of withholding and or Social Security Taxes and similar Taxes.

(q) Employee Benefits.

(i) Section 3.2(q)(i) of the Seller Disclosure Schedule lists each Employee Benefit Plan that the Company Group sponsors, maintains or to which the Company Group contributes or has any obligation to contribute or with respect to which the Company Group has any liability (contingent or otherwise) (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”). Each such Company Benefit Plan (and each related trust, insurance Contract, or fund) is maintained, funded and administered in all material respects in accordance with the terms of such Company Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other Applicable Law.

(ii) The requirements of COBRA have been met in all material respects with respect to each such Company Benefit Plan. The Company Group has complied in all material respects with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, and the rules and regulations promulgated thereunder, and the Patient Protection and Affordable Care Act of 2010, and the rules and regulations promulgated thereunder.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Company Benefit Plan that is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company Group and GAAP, in each case, in all material respects. All premiums or other payments for all periods ending on or before the date hereof have been paid in all material respects with respect to each such Company Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) Each such Company Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an opinion letter from the IRS, and no event has occurred or circumstance exists since the date of any such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plan or the tax-exempt status of any related trust.

(v) There have been no non-exempt Prohibited Transactions with respect to any such Company Benefit Plan that would reasonably be expected to result in a material liability to the Company Group. Neither the Company Group nor, to the Knowledge of the Sellers, any fiduciary (as defined in ERISA Section 3(21)) has any liability for breach of fiduciary duty with respect to any Company Benefit Plan. No Proceeding with respect to any such Company Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers, threatened.

(vi) With respect to each Company Benefit Plan, the Company Group has made available to Buyer correct and complete copies, to the extent applicable, of the plan documents and summary plan descriptions, the three most recent annual reports (Form 5500, with all applicable schedules and attachments), the three most recent compliance testing reports, all material correspondence with any Governmental Entity (including the most recent determination letter or opinion letter received from the IRS), the three most recent Forms 1094-C and 1095-C, copies of the summary of benefits and coverage for the most recent year and all related trust agreements, insurance Contracts, and other funding arrangements which implement each such Company Benefit Plan. The Company Group has no obligation to provide, under any Company Benefit Plan or otherwise, benefits, including death, medical or other welfare-type benefits, beyond termination of service or retirement, other than (1) coverage mandated by COBRA or applicable state law or (2) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code or is funded through an insurance policy or is provided with respect to any severance arrangements of the Company Group or as part of short-term or long-term disability benefits.

(vii) To the extent that any such Company Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Company Benefit Plan is in material compliance in all material respects, in form and operation, with Section 409A of the Code and the Treasury regulations promulgated thereunder, and no participant in such Company Benefit Plan is reasonably expected to incur additional Taxes or penalties on the benefits under such Company Benefit Plan as a result of actions by the Company Group prior to the date hereof, and no participant is entitled to a gross-up, make-whole or indemnification payment with respect to Taxes imposed under Code Section 409A or Code Section 4999.

(viii) Neither the Company Group nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any (A) Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or subject to the minimum funding requirements of Code Section 412 or ERISA Section 302, (B) a “multiemployer plan” (as defined in ERISA Section 3(37)), (C) a multiple-employer plan (within the meaning of Code Section 413(c)), or (D) a multiple employer welfare arrangement (as defined in ERISA Section 3(40)).

(ix) Except as set forth in Section 3.2(q)(ix) of the Seller Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (whether alone or together with any other event or events) (A) entitle any employee, consultant, contractor, officer or director of the Company Group to any increase in any compensation or benefits (including any cash or equity award or benefit or severance benefit); (B) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any such employee, consultant, contractor, officer or director; (C) entitle any employee, consultant, contractor, officer or director to any additional compensation, benefits or awards; or (D) result in payments which would not be deductible under Section 280G of the Code.

(x) The Company Group does not sponsor, contribute to, have any obligation to contribute to or have any liability with respect to any employee benefit plan, program, policy or arrangement that is for the benefit of individuals located outside of the United States.

(r) Debt. Except as set forth on Section 3.2(r) of the Seller Disclosure Schedule, neither the Company Group nor Holdco has any Debt and neither is liable for any Debt of any other Person.

(s) Warehouse Credit Facilities. Set forth on Section 3.2(s) of the Seller Disclosure Schedule is a true and correct list of each Warehouse Credit Facility of the Company Group.

(t) Data Privacy and Cyber Security.

(i) All IT Systems are (A) functional and in good working condition, (B) sufficient in all material respects for the current needs and operations of the business of the Company Group and all its Affiliates as conducted on the Closing Date, and (C) lawfully owned, leased or licensed by the Company Group or any of its Affiliates. The Company Group and its Affiliates have taken necessary steps reasonably designed to ensure that the IT Systems are free from Contaminants and to safeguard the security, availability, and integrity of the IT Systems.

(ii) The Company Group and its Affiliates have at all times maintained reasonable administrative, technical and physical safeguards designed to: (A) protect the security, confidentiality, integrity and availability of Company Information and IT Systems in a manner consistent with Data Protection Requirements; (B) protect against any anticipated threats or hazards to the security, confidentiality or integrity of Company Information and IT Systems; and (C) detect and remediate Security Breaches.

(iii) To the Knowledge of the Sellers, except as set forth in Section 3.2(t)(iii) of the Seller Disclosure Schedules, there has been no Security Breach involving (A) the Company Group or its Affiliates or (B) confidential Company Information maintained by a third-party on behalf of the Company or its Affiliates.

(iv) The Company Group has at all times been in compliance in all material respects with Data Protection Requirements. The Company Group and its Affiliates do not, and have not, sold, licensed or rented any Personal Information to a third party (A) for monetary consideration or (B) in a manner that would materially violate Applicable Laws applicable to data protection. Neither the execution, delivery nor performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, will violate any Data Protection Requirements in any material respect.

(v) No Person has made any claim or commenced or threatened in writing to commence any action, lawsuit or investigation against the Company Group or its Affiliates with respect to any Security Breach or alleged violation of Data Protection Requirements. The Company Group and its Affiliates have a cyber insurance policy.

(u) Absence of Changes. From the date of the Most Recent Fiscal Year End until the Effective Date, the Company Group has operated the Business in the Ordinary Course of Business, and no Company Material Adverse Effect has occurred.

(v) [Reserved]. (w) Affiliate Transactions. Except as set forth in Section 3.2(w) of the Seller Disclosure Schedules, there are no transactions, arrangements or agreements relating to the Company Group or the Business between (a) the Sellers, on the one hand, and (b)(i) any Affiliate of the Sellers or (ii) any employee, officer, director, stockholder, partner or member of the Sellers (excluding any employment or retention agreement that has been disclosed on the Seller Disclosure Schedules), or (iii) any immediate family member of any of the foregoing Persons.

(x) Investigation. Sellers acknowledge and agree that they each have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, Buyer and the Buyer Stock. Sellers further acknowledge and agree that: (1) the only representations, warranties, covenants and agreements made by Buyer or any of its Affiliates are the representations, warranties, covenants and agreements made in this Agreement and in any Ancillary Agreements; (2) except as set forth in Section 3.3 of this Agreement or in any Ancillary Agreements, none of Buyer or any of its Affiliates or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Buyer and the Buyer Stock or any of Buyer’s Affiliates, this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, including any representation or warranty relating to the financial condition, results of operations, business, assets or liabilities of any of the foregoing entities; and (3) none of Buyer or any of its Affiliates or their respective Representatives makes any representation or warranty as to (x) the probable success or profitability of the Company Group after the Closing; or (y) the performance of Buyer or the price of the Buyer Stock. Except for the representations and warranties contained in Section 3.3 of this Agreement or in any Ancillary Agreement, Sellers have not relied upon any other representations or warranties or any other information made or supplied by or on behalf of Buyer or any of its Affiliates or their respective Representatives, and Sellers acknowledge and agree that none of Buyer or any of its Affiliates or their respective Representatives has any liability or responsibility for any other representation, warranty, opinion, projection, forecast, analysis, appraisal, advice, statement or information made, communicated, or furnished (orally or in writing) to Sellers or their Affiliates or its or their respective Representatives.

3.3 Representations and Warranties of Buyer. Except as disclosed in the Buyer SEC Documents prior to the Effective Date (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date, as follows:

(a) Organization of Buyer. Buyer is a corporation duly formed, validly existing, and in good standing under the laws of the State of Maryland.

(b) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by Buyer of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of Buyer, enforceable against it in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is a party have been duly authorized by Buyer.

(c) Non-contravention; Buyer Approvals; No Impediments.

(i) Assuming the Buyer Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not violate or conflict with (A) any provision of the Organizational Documents of Buyer, (B) any material Contract by which Buyer is bound or is a party, or (C) any Applicable Laws to which Buyer or its property is subject.

(ii) Except as set forth on Section 3.3(c)(ii) of the Buyer Disclosure Schedule (collectively, the “Buyer Approvals and Filings”), the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Buyer are not subject to any Consents with respect to Buyer other than (A) the Seller Approvals and Filings and the Company Approvals and Filings, and as otherwise may be required solely by reason of Sellers’ (as opposed to any other third party’s) participation in the transactions contemplated hereby; and (B) such other Consents, the failure of which to obtain or make has not had and would not reasonably be expected to have an adverse effect in any material respect on the ability of Buyer to perform its material obligations under this Agreement (a “Buyer Material Adverse Effect”).

(iii) There is no fact, event or circumstance relating to Buyer and its Affiliates’ business, operations, financial condition or legal status that might reasonably be expected to impair in any material respect the ability of the Parties to obtain or make, as applicable, all Buyer Approvals and Filings and Company Approvals and Filings from or with any Governmental Entity or Agency that are necessary for the consummation of the transactions contemplated by this Agreement or conduct of the Business by Buyer and its Affiliates .

(d) Brokers’ Fees. Except with respect to Wells Fargo Securities, LLC, Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Sellers could become liable or obligated.

(e) Investment. Buyer is not acquiring the HEX Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(f) Financial Capacity. Buyer will have, on the Closing Date, sufficient cash, available funds available to pay when due the Purchase Price and all other amounts required to be paid by it under this Agreement and the Ancillary Agreements and to pay all associated costs and expenses required to be paid by Buyer and its Affiliates.

(g) No Proceedings or Orders. There are no Proceedings or Orders pending or, to Buyer’s knowledge, threatened against or by Buyer, or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or would have a material impact on Buyer’s ability to consummate such transactions.

(h) Sophisticated Investor. Buyer (i) is a sophisticated investor and has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby or thereby and (ii) has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the purchase of the HEX Stock and the other transactions contemplated by this Agreement and the Ancillary Agreements.

(i) Buyer Stock.

(i) All of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right.

(ii) Except as set forth on Section 3.3(i)(ii) of the Buyer Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciate rights, redemption rights, repurchase rights, preemptive rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Buyer or its Subsidiaries are a party of by which any of Buyer or its Subsidiaries are bound obligating Buyer or any of its Subsidiaries to (i) issue, transfer or sell any Buyer Stock or equity interest of Buyer or securities convertible into or exchangeable for such Buyer Stock or equity interests, or (ii) redeem, repurchase or otherwise acquire any such Buyer Stock or other equity interests.

(iii) Except as set forth on Section 3.3(i)(iii) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer on any matter.

(iv) There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which Buyer or any of its Subsidiaries is a party with respect to the voting of Buyer Stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to, Buyer or any of its Subsidiaries.

(v) Buyer has and will keep available for issuance pursuant to the terms of this Agreement a number of shares of Buyer Stock equal to the Stock Premium Amount, as may be adjusted pursuant to Section 2.3(d). All shares of Buyer Stock issued as part of the Stock Premium Amount pursuant to Section 2.3(b) will be duly authorized, validly issued, nonassessable and free of preemptive rights.

(j) Investigation. Buyer acknowledges and agrees that it (A) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company Group and Holdco and (B) has been furnished with or given adequate access to such information about the Company Group and Holdco as it has requested. Buyer further acknowledges and agrees that: (1) the only representations, warranties, covenants and agreements made by Sellers or any of their Affiliates are the representations, warranties, covenants and agreements made in this Agreement and in any Ancillary Agreements; (2) except as set forth in Sections 3.1 and 3.2 of this Agreement or in any Ancillary Agreements, none of Sellers or any of their Affiliates or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Sellers or any of their Affiliates (including the Company Group and Holdco), this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, including any representation or warranty relating to the financial condition, results of operations, business, assets or liabilities of any of the foregoing entities; and (3) none of Sellers or any of their Affiliates or their respective Representatives makes any representation or warranty as to (x) the operation of the Company Group by Buyer or its Affiliates after the Closing in any manner; or (y) the probable success or profitability of the Company Group (whether before or after the Closing). Except for the representations and warranties contained in Sections 3.1 and 3.2 of this Agreement or in any Ancillary Agreement, Buyer has not relied upon any other representations or warranties or any other information made or supplied by or on behalf of Sellers or any of their Affiliates or their respective Representatives, and Buyer acknowledges and agrees that none of Sellers or any of their Affiliates or their respective Representatives has any liability or responsibility for any other representation, warranty, opinion, projection, forecast, analysis, appraisal, advice, statement or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or its or their respective Representatives and, any of the foregoing that may be included in the Project Horizon Confidential Information Presentation dated February 2025, any management presentation information and any third-party actuarial analysis (in each case, as the same may be amended or supplemented from time to time), and any opinion, projection, forecast, analysis, appraisal, advice, statement, information or other material that may have been or may be provided to Buyer or any of its Affiliates by Sellers or any of their Affiliates or their respective Representatives (collectively, the “Descriptive Materials”).

(k) SEC Documents; Financial Statements.

(i) Buyer has made available to Seller (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2023 and 2024, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Buyer held since December 31, 2022 and (iii) all of its other reports, statements, schedules, registration statements and prospectuses filed with the SEC since December 31, 2022 (the documents referred to in this Section 3.3(k)(i) being referred to collectively as the “Buyer SEC Documents”). Buyer’s annual report on Form 10-K for its fiscal year ended December 31, 2024 is referred to herein as the “Buyer 10-K.”

(ii) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Buyer SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.

(iii) Buyer has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, prospectuses, proxy statements and other documents, together with all certifications required pursuant to the Sarbanes-Oxley Act, as applicable, required to be filed with or furnished to the SEC by Buyer since January 1, 2022, and none of the Buyer SEC Documents contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, the foregoing representation shall explicitly exclude and Buyer makes no representation as to the accuracy or completeness of any information included in any SEC Documents or otherwise furnished to the SEC that is provided by Sellers, Holdco or the Company Group, including, but not limited to, information included in the Registration Statement.

(iv) As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any Buyer SEC Document.

(v) The audited consolidated financial statements of Buyer (including any related notes and schedules) included in its annual reports on Form 10-K and unaudited condensed consolidated financial statements included in its quarterly reports on Form 10-Q, in each case referred to in Section 3.3(k)(i), present fairly, in all material respects, the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended, in conformity with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods included (except as may be indicated in the notes thereto or permitted by Regulation S-X). For purposes of this Agreement, “Buyer Balance Sheet” means the consolidated balance sheet of Buyer, as of December 31, 2024, set forth in the Buyer 10-K and “Buyer Balance Sheet Date” means December 31, 2024.

(l) Internal Controls and Procedures.

(i) Buyer has (A) designed and maintained disclosure controls and procedures (as defined in Rule 13a-14 and 15d-14 under the Exchange Act) to ensure that material information relating to the Company is made known to the Company’s Chief Executive Officer and its Chief Financial Officer, and such disclosure controls and procedures are effective to perform the functions for which they were established; any significant material weaknesses in internal controls have been identified for the Company’s Chief Executive Officer and its Chief Financial Officer; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls.

(ii) No personal loan or other extension of credit by Buyer or any Subsidiary to any of its or their executive officers or directors has been outstanding or has been made or modified since January 1, 2022.

(m) No Undisclosed Liabilities. As of the date of this Agreement, there are no liabilities of Buyer or any Subsidiary of Buyer of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are, individually or in the aggregate, reasonably likely to have, a Buyer Material Adverse Effect, other than: (a) liabilities disclosed or provided for in the Buyer Balance Sheet or the notes thereto; (b) liabilities disclosed in the Buyer SEC Documents; (c) liabilities incurred since the Buyer Balance Sheet Date in the ordinary course of business consistent with past practice; (d) liabilities or obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice; and (e) liabilities under this Agreement or in connections with the transactions contemplated herein.

(n) Absence of Certain Changes or Events. From the Buyer Balance Sheet Date to the date of this Agreement, Buyer and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects. From the Buyer Balance Sheet Date to the date of this Agreement, there has not been any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Buyer Material Adverse Effect.

(o) Agency Approvals. Neither Buyer nor its Affiliates have any equity interest in a Freddie Mac-approved lender.

ARTICLE IV

COVENANTS; RELEASE

4.1 Pre-Closing Covenants of the Sellers. Except as otherwise approved by Buyer in writing or as described on Section 4.1 of the Seller Disclosure Schedule, from the Effective Date until the earlier of the Closing and the termination of this Agreement, the Sellers hereby covenant and agree that the Sellers will cause Holdco and the Company Group to:

(a) carry on the Business in the Ordinary Course of Business maintain the books, records, work papers and documents of Holdco and the Company Group in the Ordinary Course of Business, maintain the Company Group’s and Holdco’s existence in good standing and use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company Group and to preserve the current relationships of the Company Group with those Investors with which the Company Group has significant business relations;

(b) not: (i) issue, sell, lease, sublease, license, sublicense, encumber, transfer or otherwise dispose of or permit all or any material portion of the Company Assets, including without limitation, the Real Property, to be sold, transferred, assigned, pledged or encumbered, other than in the Ordinary Course of Business; (ii) enter into, extend, materially amend, cancel or terminate any Contract material to the Business, including, without limitation, the Leases, except for modifications or extensions of existing Contracts either contemplated by their terms or otherwise undertaken in the Ordinary Course of Business; or (iii) amend its (or Holdco’s) Organizational Documents;

(c) in addition to the obligations set forth in Section 4.13, not authorize or permit its officers, directors, employees or representatives to, directly or indirectly (i) solicit, encourage, accept, entertain, facilitate, permit or initiate the submission of any inquiry, offer, proposal or indication of interest by a third party which relates to a transaction or series of transactions involving the Company Group or Holdco or the purchase or acquisition of the Capital Stock or equity securities of the Company Group or the acquisition, purchase or other disposition of any assets of Company that would not be in the Ordinary Course of Business (an “Acquisition Proposal”), (ii) enter into any discussions or agreement requiring the Company Group or Holdco to abandon or terminate the transactions contemplated hereby, (iii) participate in any discussions or negotiations regarding, or furnish any nonpublic information relating to, Holdco or Company to any third party (other than Buyer or its Representatives), or (iv) enter into any letter of intent, agreement or similar document relating to any Acquisition Proposal;

(d) not (i) grant any salary, wage or compensation increase or increase any employee benefit for any of its employees, as the case may be (including incentive, commission or bonus payments); (ii) enter into, establish, adopt or amend, any Employee Benefit Plan (including any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto) in respect of any current or former director, officer, employee or other service provider of or to the Company Group or take any action to accelerate the vesting or exercisability of any options or other similar compensation or benefits payable thereunder; or (iii) terminate (other than for cause), hire or promote any employee, other than in respect of the employees whose annual base salary would not exceed $125,000, and in the case of employees whose annual base salary would exceed $125,000, not hire any such employee other than for purposes of filling (A) any vacancy created by the resignation or termination of any employee with salary and incentive compensation not greater than 10% of the salary and incentive compensation paid to the terminated or resigned employee, or (B) an open position at a salary no greater than 10% of the salary for the prior employee in such position or set forth in the most recently provided confidential Company employee census previously provided to Buyer prior to the Effective Date, except in either case of (i) or (ii) above, to satisfy contractual obligations existing as of the date hereof;

(e) not create, incur, assume or guarantee or otherwise become responsible for any Debt, excluding amounts related to any draws or advances under any existing facilities disclosed on the Seller Disclosure Schedules or any Warehouse Credit Facility made in the Ordinary Course of Business;

(f) not (i) issue any equity interests, or rights, warrants or options to purchase its equity interests, as the case may be; (ii) split, combine or reclassify any of its equity interests, as the case may be, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, as the case may be; or (iii) purchase, redeem or otherwise acquire any shares of its equity interests, as the case may be, or any other securities thereof or any rights, warrants or options to acquire any such equity interests;

(g) not (i) enter into any Contract with, directly or indirectly, any of the Sellers or their respective Affiliates to make any payment or distribution to any such Seller or Affiliate or (ii) declare or pay any cash dividend or distribution on its equity interests other than Distributable Holdco Cash;

(h) not (i) make, change or revoke any Tax election; (ii) change any Tax accounting period; (iii) adopt or change any accounting method; (iv) file any amended Tax Return; (v) enter into any closing agreement; (vi) settle, compromise, concede or abandon any Tax claim or assessment relating to the Company, Holdco, or their Subsidiaries; (vii) surrender any right to claim a refund of Taxes; or (viii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company Group, in each case, to the extent such action would be reasonably expected to increase the Tax liability of the Company Group or Holdco for any Tax period ending after the Closing Date or decrease any Tax attribute of the Company Group or Holdco existing on the Closing Date;

(i) not acquire, sell (except for REO Properties) or lease (other than pursuant to a Lease) any real property or enter into any Contract to do so;

(j) not make any capital expenditures or enter into any contract or commitment therefor in excess of $50,000 in the aggregate;

(k) except with respect to ordinary course loan-level claims, not settle or compromise or commit to settle or compromise any Proceeding related to the Company Group;

(l) not terminate or permit to lapse any material Permits that are necessary for the operation of the Business;

(m) not create any Subsidiary; and

(n) not agree to take any of the foregoing actions.

4.2 Cooperation; Required Approvals and Filings.

(a) From and after the Effective Date, each of Sellers and Buyer shall, and Holdco Sellers shall cause Holdco and the Company Group to, use its commercially reasonable efforts to take such actions and do such things reasonably necessary, proper or advisable to cause the conditions to the other Party’s obligations to consummate the Closing to be satisfied and otherwise to consummate the transactions contemplated hereby, including seeking to obtain or make, as applicable:

(i) all Seller Approvals and Filings;

(ii) all Company Approvals and Filings;

(iii) all Buyer Approvals and Filings;

(iv) all HSR Act Filings; and

(v) all Required Approvals.

Each of Sellers and Buyer shall, and Sellers shall cause Holdco and Company to, reasonably cooperate with the other party in connection with all actions to be taken in connection with the foregoing clauses (i) – (v).

(b) In furtherance of Section 4.2(a), each of Sellers and Buyer shall, and Sellers shall cause Holdco and the Company Group to, make or cause to be made the applications or filings required to be made under or with respect to the HSR Act within twenty-five (25) Business Days after the date hereof. The Sellers (in accordance with their Pro Rata Shares) on the one hand, and the Buyer, on the other hand, shall each pay half of the statutory filing fee associated with filings under the HSR Act. None of Sellers or Buyer will, and will cause their Subsidiaries not to, stay, toll or extend any applicable waiting period under the HSR Act, pull and refile under the HSR Act or enter into any timing or other agreement or understanding with any Governmental Entity with respect to the HSR Act except with the prior written consent of the other Parties. Notwithstanding anything herein to the contrary, with respect to the HSR Act filings or consent, neither Party shall have any obligation to enter into, or offer to enter into, any consent decree, hold separate order, trust or other agreement that would require the divestiture, sale, license, transfer, assignment, imposition of any limitation on the ability to freely conduct business or other disposition of assets, securities, Persons, or businesses of either Party. Sellers and the Company Group shall not, except with the prior written consent of Buyer, publicly or before any Governmental Entity or other Person, enter into, offer, suggest, propose or negotiate, or commit to or effect, any divestiture, sale, license, transfer, assignment, imposition of any limitation on the ability to freely conduct business or other disposition of assets, securities, Persons, or businesses of a type described in this Section 4.2, in each case, in any material respect.

(c) As promptly as practicable after the execution of this Agreement, Buyer shall cause to be filed with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Buyer Stock issuable pursuant to Section 2.3(b) (including any amendments or supplements, the “Registration Statement”). Each of Buyer and the Sellers shall use their reasonable best efforts to (A) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing, (B) cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act or Securities Act and (C) keep the Registration Statement, if the Registration Statement is declared effective by the SEC, effective for so long as necessary to complete the offer and sale of the Buyer Stock pursuant to Section 2.3(b). Sellers and the Company Group shall, and shall use reasonable best efforts to cause their respective Representatives to, cooperate with and provide to Buyer and its Representatives with true, correct and complete information regarding the Company Group that is reasonably requested by Buyer in connection with the preparation and filing of the Registration Statement, including such information as may be required to be included in the Registration Statement pursuant to Applicable Law and any financial information or financial statements reasonably requested by Buyer in connection with Buyer’s preparation of any pro forma financial information required under Regulation S-X of the Securities Act in connection with the transactions contemplated hereby. Without limiting the foregoing, if financial statements of the Company Group are required to be included in the Registration Statement, the Sellers and the Company Group shall use commercially reasonable efforts to cause the Company’s independent accounting firm to deliver to the Company a consent letter of the Company’s independent accounting firm, in form and substance reasonably satisfactory to Buyer and Seller Representative, that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Buyer shall provide the Sellers and their counsel a reasonable opportunity to review and comment on the Registration Statement prior to the filing thereof with the SEC, and Buyer shall give reasonable and good faith consideration to any comments made by the Sellers and their counsel (it being understood that the Sellers and their counsel shall provide any comments thereon as soon as reasonably practicable). Buyer shall provide in writing to the Sellers and their counsel any and all written comments or other material, written communications that Buyer or its counsel receive from the SEC or its staff with respect to the Registration Statement promptly after such receipt, and Buyer shall provide the Sellers and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Buyer shall give reasonable and good-faith consideration to any comments made by the Sellers and their counsel (it being understood that the Sellers and their counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. Buyer shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff regarding the Registration Statement. The Sellers shall use commercially reasonable efforts to cooperate with Buyer in responding to any such comments from the SEC or its staff regarding the Registration Statement. Buyer shall use commercially reasonable efforts to notify the Sellers promptly of the time when the Registration Statement or any amendment or supplement thereto has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Buyer Stock issuable pursuant to Section 2.3(b) for offering or sale in any jurisdiction. Buyer shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Buyer Stock pursuant to Section 2.3(b), and the Sellers shall furnish all information concerning Holdco and the Company Group as may be reasonably requested by Buyer in connection with any such actions. Each of the Buyer and the Sellers agrees to promptly (i) correct any information provided by it specifically for use in the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Registration Statement to include any information that shall become necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. Buyer further agrees to cause the Registration Statement as so corrected or supplemented promptly to be filed with the SEC (and will use its commercially reasonable efforts to incorporate any reasonable comments of the Sellers and/or its counsel prior to such filing and dissemination), in each case as and to the extent required by Applicable Law.

(d) The Sellers and the Company Group shall use commercially reasonable efforts to coordinate with the Company’s independent accounting firm to prepare and deliver to Buyer financial statements of the Company Group (the “Closing 8-K Financials”) and cause the Company’s independent accounting firm to deliver a consent letter, in form and substance reasonably satisfactory to Buyer and Seller Representative, as may be required for the filing of the Form 8-K in connection with the Closing. The Closing 8-K Financials shall (a) be prepared in accordance with GAAP and (b) comply in all material respects with Regulation S-X of the Securities Act and any other applicable rule of the SEC.

(e) With regard to all Consents, each of Seller and Buyer shall, and Sellers shall cause Holdco and Company to, keep each other party reasonably apprised of the status of matters relating to the consummation of the transactions contemplated hereby and work cooperatively in connection with obtaining or making, as applicable, all Consents referred to in this Section 4.2, including: (i) cooperating with each other in connection with all Filings required under Applicable Laws in connection with the transactions contemplated hereby; (ii) furnishing to the other party all information within its possession that is required for any notification or other Consent to be made by the other party pursuant to Applicable Laws in connection with the transactions contemplated hereby; (iii) promptly notifying the other party of any communications from or with any Governmental Entity or Agency with respect to the transactions contemplated hereby; (iv) using commercially reasonable efforts to respond as soon as reasonably practicable (but in all events within five (5) Business Days) to any request by a Governmental Entity or Agency for information with respect to the transactions contemplated hereby (including, without limitation, all information requested related to the direct and indirect owners, managers, officers, shareholders, directors or other representatives of Buyer as requested by any Governmental Authorization); (v) not agreeing to participate in any meeting with any Governmental Entity or Agency in connection with proceedings under or relating to Applicable Laws in connection with the transactions contemplated hereby, unless it consults with the other party in advance, and, to the extent permitted by such Governmental Entity or Agency, gives the other party the opportunity to attend and participate thereat; and (vi) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to Applicable Laws in connection with the transactions contemplated hereby.

(f) Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither Holdco, nor Company nor any Party shall have any obligation to offer or pay any consideration (other than customary filing or processing fees with Governmental Entities or Agencies) in order to obtain any consents, approvals, or authorizations referred to in this Section 4.2.

4.3 Pre-Closing Access. Prior to the Closing or earlier termination of this Agreement, Sellers shall cause Holdco and the Company Group to give Buyer and its Representatives reasonable access to Holdco’s and Company’s personnel, books and records for the purpose of facilitating the transactions contemplated hereby and to furnish to Buyer and its Representatives such other information concerning Holdco and Company which is reasonably requested, and all such information provided to or received by Buyer and its Representatives shall be subject to the Confidentiality Agreement; provided, however, that any such access shall be granted during normal business hours at mutually agreed-to times, with advance notice to Sellers and the Company Group; provided, further, that Buyer, on behalf of itself and its Representatives, agrees that: any such access shall be conducted in such a manner as not to interfere with the normal business operations of the Company Group; provided, further, that Buyer agrees that any contact by Buyer with employees, customers and suppliers of the Company Group regarding the transactions contemplated hereby shall be arranged and supervised by Seller Representative or Management Seller Representative and, without obtaining the prior written consent of Sellers, Buyer shall not, and shall instruct its Representatives not to, contact or engage in any discussions or otherwise communicate with, any employees, customers or suppliers of the Company Group regarding the transactions contemplated hereby except to the extent otherwise approved by Sellers.

4.4 Employee Matters. Buyer shall use commercially reasonable efforts to (or shall cause its Affiliates, including the Company Group following the Closing, to) provide each employee who is employed by the Company Group as of the Closing Date (“Continuing Employees”) with benefits (excluding defined benefits pension plan, salary and bonus (or commission) opportunities) that have an aggregate value that is substantially comparable to the aggregate value of such benefits provided to such Continuing Employee immediately prior to the Closing Date. Buyer shall use commercially reasonable efforts to credit all service accrued by each Continuing Employee with the Company Group prior to the Closing Date for purposes of eligibility and vesting under all Buyer employee benefit plans in which Continuing Employees participate to the extent such crediting would not result in a duplication of benefits. From and after the Closing, Buyer, in its discretion, may, or may cause its Affiliates (including the Company Group following the Closing) to, maintain, without change, each of the Company Group’s medical, dental and vision plans that are in place immediately prior to the Closing Date until the end of such plan’s current contractual term or such other period as the Buyer may choose. Notwithstanding the foregoing, the Parties acknowledge and agree that all such Continuing Employees shall be employees “at will.” For the avoidance of doubt, no Continuing Employee or other third party shall be deemed to be a third-party beneficiary of this Agreement, including with regard to this Section 4.4(a). Buyer shall, or shall cause its Affiliates (including the Company Group following the Closing) to, effective as of the Closing, assume liability for, honor and recognize each Continuing Employee’s accrued but unused vacation prior to the Closing Date. Unless Buyer continues to maintain the Company’s medical, dental and vision insurance plans that were in effect immediately prior to the Closing for the remainder of the plan year in which the Closing occurs, from and after the Closing, Buyer shall, or shall cause its Affiliates (including the Company Group following the Closing) to, (i) provide coverage for Continuing Employees and their eligible dependents under its or their medical, dental and vision plans without interruption of coverage; (ii) cause there to be waived any pre-existing condition, actively at work requirements, waiting periods and any other similar restriction; and (iii) cause the Buyer employee benefit plans to honor any expenses incurred by the Continuing Employees and their eligible dependents under similar Company Benefit Plans prior to the Closing in the plan year in which the Closing occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses, as if there had been a single continuous employer.

(a) Nothing contained in this Agreement shall: (i) confer upon any individual (including any Continuing Employee) any right with respect to continued employment by any of the Parties or their respective Affiliates; (ii) be treated as an amendment of any Employee Benefit Plan of any of the Parties or their respective Affiliates; or (iii) obligate any of the Parties or any of their respective Affiliates to maintain any particular Employee Benefit Plan or retain the employment of any particular employee. The provisions of this Section 4.4 are for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein, expressed or implied, shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

(b) Upon request of the Buyer, which request must be given at least thirty (30) days prior to the Closing, Sellers shall take any and all actions necessary (including adopting resolutions) under the HomeXpress Mortgage Corp. 401(k) Plan (the “HomeXpress 401(k) Plan”) to terminate the HomeXpress 401(k) Plan to be effective on and contingent upon the Closing. If Buyer requests such termination of the HomeXpress 401(k) Plan, Seller shall provide Buyer with a copy of resolutions or other corporate actions taken evidencing that such termination of the HomeXpress 401(k) Plan has been authorized.

4.5 R&W Insurance Policy. Buyer shall obtain and irrevocably bind coverage on the date hereof under the R&W Insurance Policy. Buyer shall not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would adversely affect the Sellers without the consent of the Sellers. Buyer shall pay 100% of any R&W Insurance Costs; provided, however, that the Sellers will pay the R&W Supplemental Policy Premium in connection with the Transaction Expenses. The R&W Insurance Policy shall include (i) the insurer thereunder expressly waiving, and agreeing not to pursue, directly or indirectly, any subrogation rights against any Seller (or any direct or indirect past or present shareholder, member, partner, employee, director or officer (or the functional equivalent of any such position) of any Seller) with respect to any claim made by any insured thereunder, except in the case of Fraud, and (ii) the insurer thereunder expressly agreeing that (a) Buyer and its Affiliates shall have no obligation to pursue any claim against any Seller (or any direct or indirect past or present shareholder, member, partner, employee, director or officer (or the functional equivalent of any such position) of any Seller) in connection with any loss, liability or damage covered by the R&W Insurance Policy, and (b) the provisions of the R&W Insurance Policy related to the matters described in clauses (i) or (ii) of this Section 4.5 shall not be amended and/or modified in any manner adverse to the Sellers unless approved in writing by the Sellers. Buyer shall not, and shall cause its Affiliates to not, agree to any amendment and/or modification of the R&W Insurance Policy that is in any manner adverse to the Sellers unless such amendment or modification is approved in writing by the Sellers.

4.6 Certain Post-Closing Covenants.

(a) Further Action. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or any Ancillary Agreement, each of the Parties will take such further action (including the execution and delivery of any further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting party is entitled to indemnification thereof under Article VII hereof). Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Holdco and Company Group.

(b) Confidentiality. All information furnished under this Agreement to any Party, its Affiliates, and their Representatives will be held in confidence in accordance with the confidentiality agreement dated as of January 30, 2025, between Buyer and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing: (i) the confidentiality obligations of Buyer under the Confidentiality Agreement shall terminate solely with respect to that portion of the confidential information provided to it concerning the Company Group or Holdco; provided, however, that Buyer acknowledges that any and all other confidential information provided to it concerning any of the Sellers shall remain subject to the terms and conditions of the Confidentiality Agreement for a period of two (2) years from and after the Closing Date (subject to the carveouts to confidentiality contained in the Confidentiality Agreement); and (ii) the confidentiality obligations of Buyer under the Confidentiality Agreement with respect to that portion of the confidential information concerning the Company Group or Holdco shall instead be binding on the Sellers for a period of two (2) years from and after the Closing Date; provided, however, nothing in the foregoing shall prohibit a Party from making a public statement or announcement if required by Applicable Law or the requirements of any securities exchange, including without limitation, Buyer or its Affiliate’s filing of a Form 8-K with the SEC with respect to the transaction contemplated by this Agreement; provided, however that Buyer shall provide Seller Representative a reasonable opportunity to provide input and commentary with respect thereto and Buyer shall consider in good faith any comments made by Seller Representative. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(c) Transaction Expenses. In the event that the Company Group or Holdco has an obligation to pay any Transaction Expenses from and after the Closing Date (other than those which are the responsibility of Buyer pursuant to this Agreement) to the extent that such Transaction Expenses are not otherwise accounted for in the Closing Statement, Buyer shall notify Seller Representative and provide reasonable supporting documentation related to such Transaction Expenses. Promptly upon receipt of such notice and supporting documentation, at Buyer’s election, (i) each Seller shall pay, on a several and not joint basis, such Seller’s Pro Rata Share of the full amount of such Transaction Expenses to Buyer or the Company, as directed in writing by Buyer or (ii) Seller Representative and Buyer shall deliver a joint written instruction to the Escrow Agent authorizing the disbursement of the amount of such Transaction Expenses to Buyer.

(d) Delivery of Data Room File. As promptly as possible, but in any event no longer than five (5) Business Days, following the Closing, Seller shall, or shall cause the Company to, deliver to Buyer three (3) electronic storage devices each containing all of the data files in the Data Room as of the Closing.

4.7 Section 280G.

(a) Prior to the Closing Date, Holdco shall use reasonable best efforts (a) to obtain a waiver of the right to receive payments that would reasonably be expected to constitute “parachute payments” under Section 280G of the Code from each individual who is a “disqualified individual” (within the meaning of Section 280G of the Code); and (b) to seek the approval of the Sellers in accordance with Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to payments and/or benefits that, in the absence of the executed waivers by the affected disqualified individuals, might otherwise, separately or in the aggregate, result in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code (“Potential Parachute Payments”). In connection with the foregoing, Buyer shall provide Holdco with copies of any employment agreement or other agreement, arrangement or contract entered into or negotiated by Buyer or any of its Affiliates with any such “disqualified individuals” that would reasonably be expected to result in Potential Parachute Payments within a reasonable period of time prior to the Closing Date in order for Potential Parachute Payments under such agreements to be included in the waivers and Sellers approval materials. At least five (5) Business Days prior to soliciting waivers and Sellers’ approval under this Section 4.7(a), Holdco shall provide drafts of such waivers and Sellers approval materials to Buyer for its review and comment (and shall consider any reasonable comments timely provided by Buyer).

(b) Prior to the Closing Date, Holdco shall deliver to Buyer copies of each executed 280G waiver described in Section 4.7(a) above and evidence reasonably satisfactory to Buyer that either (i) a vote of the Sellers was solicited in conformance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, and the requisite approval of the Sellers was obtained with respect to any payments and/or benefits that were subject to the vote of the Sellers (the “280G Approval”) or (ii) the 280G Approval was not obtained and as a consequence, that such Potential Parachute Payments shall not be made or provided pursuant to the 280G waivers.

4.8 Access to Books and Records and Employees after Closing.

(a) For a period of six (6) years after the Closing Date, each Seller and such Seller’s Representatives shall have reasonable access to all of the books and records of Holdco and its Subsidiaries, to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of Holdco and/or its Subsidiaries prior to the Closing Date, including the preparation of such Seller’s financial reports or Tax Returns, any Tax audits, the defense or prosecution of Proceedings, and any other reasonable need of such Seller to consult such books and records. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.

(b) Buyer shall provide to any Seller so requesting, reasonable assistance by providing employees of Holdco and its Subsidiaries to act as witnesses and preparing documents, reports and other information requested by such Seller in support of the activities described in Section 4.8(a).

4.9 Directors’ and Officers’ Indemnification and Exculpation.

(a) Buyer agrees that all rights to indemnification and exculpation for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers (or persons holding similar positions) of Holdco and/or its Subsidiaries who have the right to indemnification or exculpation by Holdco and/or Subsidiaries (collectively, the “Covered Persons”) as provided in its Organizational Documents, indemnity or indemnification agreements, and/or as provided under Applicable Law shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing. Without limiting the foregoing, for a period of not less than six (6) years from the Closing, Buyer shall not, and shall not permit Holdco or any of its Subsidiaries to, amend, modify or terminate any Organizational Document or Contract related to such indemnification matters in a manner that is detrimental to the Covered Persons other than immaterial modifications to address changes in Applicable Law.

(b) If Buyer or its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume all of the obligations of Buyer set forth in this Section 4.9.

(c) Prior to the Closing Date, Sellers shall obtain tail policies, reasonably satisfactory to Buyer in its good faith discretion, (i) for six (6) years to the policy covering (a) directors’ and officers’ liability, (b) employment practices liability, and (c) fiduciary liability (the “D&O Tail Policy”), and (ii) for three (3) years to the policy covering professional liability for errors and omissions (the “E&O Tail Policy,” and, together with the D&O Tail Policy, the “Argonaut Tail Policies”), in each case provided by Argonaut and currently maintained by the Company. The D&O Tail Policy will cover the Covered Persons with respect to acts or omissions occurring prior to Closing that were committed by such Covered Persons in their capacity as such. Sellers or the Company shall obtain the Argonaut Tail Policies at its (or their) expense, and Buyer shall not take any action to cause the D&O Tail Policy to be effective for less than six (6) years following the Closing Date.

(d) Prior to the Closing Date, Sellers shall cause the Company, at its or the Sellers’ expense, to obtain a two (2) year tail policy for the Cyber Policy (together with the Argonaut Tail Policies, the “Tail Policies”) reasonably satisfactory to Buyer in its good faith discretion.

(e) The provisions of this Section 4.9 relating to the D&O Tail Policy are (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person and each other Person entitled to indemnification in this Section 4.9, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 4.9, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

4.10 Release.

(a) Buyer agrees that, effective as of the Closing Date, Holdco and the Company Group shall be deemed to have released and discharged each Seller and such Seller’s Affiliates and their respective Representatives (whether in such Person’s capacity as a shareholder, director, officer, employee or otherwise) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of Holdco and/or the members of the Company Group, on the one hand, and such released Person, on the other hand, from the beginning of time through the Closing Date; provided, however, nothing in the foregoing shall serve to release any Seller from any claims arising under this Agreement, the Key Employee Agreement, the Ancillary Agreements or from Fraud and any such claims are explicitly not released. Buyer acknowledges that the Laws of many states (including Section 1542 of the California Civil Code) provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Buyer acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, Buyer agrees that, effective as of the Closing Date, Holdco, each member of the Company Group and Buyer shall be deemed to waive any such provision other than as set forth herein. Buyer further agrees that neither Buyer nor Holdco or the Company Group shall, nor permit any Affiliate thereof to (a) institute a lawsuit or other Proceeding based upon, arising out of, or relating to any of the released claims, or (b) encourage, assist and/or solicit any third party to institute any such Proceeding.

(b) Each Seller agrees that, effective as of the Closing Date, such Seller shall be deemed to have released and discharged each of Holdco and the Company Group and their respective Representatives (whether in such Person’s capacity as a shareholder, director, officer, employee or otherwise) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of Holdco and/or the members of the Company Group, on the one hand, and such Seller, on the other hand, from the beginning of time through the Closing Date; provided, however, nothing in the foregoing shall serve to release any of Holdco or the Company Group from (i) any claims arising under this Agreement, the Key Employee Agreement, the Ancillary Agreements or from Fraud and any such claims are explicitly not released, (ii) rights to seek indemnification (including advancement of expenses) and to invoke exculpatory clauses pursuant to Applicable Laws and the Organizational Documents of any member of the Company Group or written indemnification agreements, (iii) rights to seek coverage under directors’ and officers’ liability insurance policies maintained or required to be maintained by any member of the Company Group (including the Tail Policies), (iv) rights to any unpaid compensation owed by any member of the Company Group to such Person that have accrued on or prior to the Closing Date but only to the extent they are included in the final calculation of Adjusted Book Value, (v) rights to any accrued but unpaid business expenses of such Person to the extent that such expenses are reimbursable under the Company Group’s existing policies, or (vi) any vested benefit to which such Person is entitled under any Employee Benefit Plan. Each Seller acknowledges that the Laws of many states (including Section 1542 of the California Civil Code) provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE

DEBTOR OR RELEASED PARTY.” Each Seller acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Seller agrees that, effective as of the Closing Date, such Seller shall be deemed to waive any such provision other than as set forth herein. Each Seller further agrees that neither they shall not, nor permit any Affiliate thereof to (a) institute a lawsuit or other Proceeding based upon, arising out of, or relating to any of the released claims, or (b) encourage, assist and/or solicit any third party to institute any such Proceeding.

4.11 Company Incentive Plan Amounts.

(a) Prior to the Closing on the Closing Date, and as required by the terms of the Company Incentive Plan, Sellers shall cause the Company to pay the Company Incentive Plan Closing Amount in accordance with Section 2.3(a).

4.12 Vesting Conversion. Sellers shall take all necessary action to cause the Management Held Company Stock to fully vest immediately prior to Closing on the Closing Date such that (i) all the issued and outstanding preferred stock of the Company will be redeemed by payment to Holdco in the amount of the Holdco Preferred Stock Investment Amount, and (ii) Management Sellers will own 23.00585% of all the issued and outstanding common stock of the Company and Holdco will own 76.99415% of all the issued and outstanding common stock of the Company (the “Vesting Conversion”).

4.13 Non-Solicitation Prior to Closing Period.

(a) During the Covered Period, Sellers shall not, and shall (i) cause their controlled Affiliates and each member of the Company Group and each of their respective directors, members, managers and officers not to and (ii) instruct and use their reasonable best efforts to cause the Representatives of the Company Group not to, directly or indirectly: (A) solicit, initiate, facilitate, seek or knowingly encourage (including by way of furnishing non-public information relating to the Company Group, Holdco or the Business) any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (B) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Company Group, Holdco or the Business to, or afford access to the books or records or officers of the Company Group, Holdco or the Business to, any Third Party, in each case, with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal; (C) grant any waiver, amendment or release of any Third Party under any confidentiality agreement; (D) approve, endorse, recommend or enter into any Contract with respect to any Acquisition Proposal; or (E) resolve, agree, authorize or commit to do any of the foregoing.

(b) Cessation of Discussions. Immediately following the execution of this Agreement, Sellers shall, and shall cause the Company Group and Holdco and the respective directors, members, managers and officers to, and to instruct and use their respective reasonable best efforts to cause the other Representatives of the Company Group and Holdco to immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with, and terminate any data room access (or other access to diligence) of, any Third Party and its Representatives with respect to an Acquisition Proposal. Promptly following the date of this

Agreement (and in any event within two (2) Business Days following the date hereof), Seller Representative will request, or cause a request to be made, that each Third Party that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Third Party by or on behalf of Sellers or their Representatives.

(c) Notice to Buyer of Acquisition Proposals. During the Covered Period, Seller Representative shall promptly (and in any event within five (5) Business Days after receipt thereof) notify Buyer of the receipt of any bona fide Acquisition Proposal or any request for non-public information or inquiry (including seeking to initiate or continue any discussion or negotiation) that would reasonably expected to lead to an Acquisition Proposal by Sellers, Holdco, any member of the Company Group or any of their respective Representatives, and such notice shall include the material terms and conditions of such proposal, request or inquiry, copies of any material agreements, documents or other written materials submitted in connection therewith Acquisition Proposal and the identity of the Person or Group making such proposal, request or inquiry.

(d) Breach of Non-Solicitation Obligations by Representatives of the Acquired Companies. Each Seller acknowledges and agrees that any action that if taken by a Seller, Seller Representative, Holdco or a member of the Company Group would constitute a breach of any provision set forth in this Section 4.13 is taken by any Representative of any Seller, Seller Representative, Holdco or the Company Group, whether or not such Representative is purporting to act on behalf of any of the foregoing (but provided that, with respect to Representatives of the Company Group or Holdco who are attorneys, accountants, consultants and financial advisors, such Person has been engaged by the Company Group or Holdco in connection with the transactions contemplated by this Agreement or are otherwise acting on behalf of Holdco or the Company Group) shall be deemed to constitute a breach of such provision by the Sellers.

4.14 Restrictive Covenants.

(a) Each Management Seller hereby agrees that, during the Non-Compete Period, such Management Seller will not directly or indirectly (including without limitation through Subsidiaries, controlled Affiliates or other Persons):

(i) own, manage, operate, join, control or participate in the ownership, management, operation or control of any Person in the United States of America that actively engages in the Business, in each case as an owner, partner, joint venturer, employer, shareholder, principal, manager, or otherwise; provided, however, that the foregoing shall not prevent or restrict any Seller (or any Affiliate thereof) from (A) passively owning less than three percent (3%) of the outstanding equity interests of (1) an entity, the equity interests of which are publicly traded on a national exchange or in the over-the-counter market or (2) a private equity fund or similar vehicle, in each case, that engages in the Business, (B) owning, managing, joining, controlling, participating in the ownership, management, operation or control of any Person (whether as an owner, partner, joint venturer, employer, shareholder, principal, manager, or otherwise) that engages in (1) any commercial or residential mortgage lending business other than businesses originating one-to-four-family residential Mortgage Loans and/or (2) real estate investment, property management and brokerage businesses, and (C) being employed by or otherwise rendering services to any Person that engages in the Business and any other business, so long as such Management Seller does not engage in the Business.

(ii) intentionally cause, induce or encourage any then-current client, customer, supplier or licensor of a member of the Company Group as of the Closing to terminate or modify any such relationship.

(iii) Other than in connection with performance of their duties for the Company Group, hire or solicit any Person who is employed by a member of the Company Group as of the Closing Date, or encourage any such employee to leave such employment or hire any such employee who has left such employment, without the prior written consent of Buyer; provided, however, that the following shall not constitute a violation of the foregoing restriction: (A) general solicitations for employment and the hiring of any employee who responds to such solicitations, and (B) hiring any employee whose employment has been terminated following a ninety (90) day waiting period.

(b) Each Management Seller acknowledges and agrees that it would be unfair to divulge or utilize Sensitive Information (as hereinafter defined) relating to the Company Group and its business in competition with Buyer or any member of the Company Group after the Closing Date. Therefore, from and after the Closing and for a period of five (5) years thereafter, no Management Seller nor any of their controlled Affiliates shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals, personnel information, intellectual property or any other information concerning the Company Group or their business (collectively, “Sensitive Information”); provided, however, that the covenants contained in this Section 4.14(b) shall not apply to the following: (i) information that is or becomes generally available to the public other than as a result of a disclosure by any Management Seller or any of their Affiliates in violation of the terms of this Section 4.14(b); (ii) information that is or becomes available to any Management Seller or any of their Affiliates from a third party who is not, to the knowledge of any Management Seller or any of their Affiliates at the time of receipt, bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligations of confidentiality to, Buyer, the Company Group or any of their respective Affiliates or any other Person with respect to such information; (iii) information that is independently developed by any Management Seller or any of their Affiliates or Related Parties after the Closing Date without use of or reference to any Sensitive Information; (iv) information that any Management Seller or any of their Affiliates or Related Parties are legally compelled to disclose by judicial or administrative process or by other requirements of Applicable Law; (v) information used for purposes of providing services to the Company; or (vi) information used in connection with any prosecution or defense of any Proceeding involving any Company Group where this Agreement (or the transactions contemplated hereby or the operation of the Business prior to Closing) are the subject of such Proceeding; provided, however, that in the case of disclosure compelled by judicial or administrative process, Management Sellers or any of their Affiliates, as applicable, shall (to the extent legally permissible) notify Buyer promptly of the request or requirement so that Buyer and/or its Affiliates may seek, at Buyer’s sole expense, an appropriate protective order or waive compliance with the provisions of this Section 4.14(b).

(c) The agreements and covenants in this Section 4.14 have been separately bargained for by Buyer to protect the goodwill of the Company Group that is being acquired by Buyer pursuant to this Agreement, and to ensure that Buyer will have the full benefit of the value thereof. Each Management Seller acknowledges that the nature of the Company Group’s business is highly competitive, that one of the most valuable assets of the Company Group is their goodwill in the marketplace, and that Buyer, in entering into this Agreement and consummating the transactions contemplated hereby, has relied on the willingness of the Management Sellers to restrict their ability to compete with the business of the Company Group and/or hire employees of the Company Group. Each Management Seller acknowledges and agrees that at the Closing it will directly or indirectly receive valuable consideration for all of such Management Seller’s ownership interest (whether direct or indirect) in the Company Group, and therefore has a material economic interest in the consummation of the transactions contemplated hereby. Each Management Seller hereby further acknowledges and agrees that in view of the nature of the business of the Company Group and the business objectives of Buyer in acquiring the Company Group and the consideration paid to each Management Seller therefor, the scope of the business, territorial and time limitations contained in this Section 4.14 are reasonable and properly required for the adequate protection of Buyer. The Parties intend that the covenants of this Section 4.14 be (i) enforceable to the maximum extent permitted by Applicable Law and (ii) severable, and, if any reviewing court determines that any of such covenants are unenforceable or invalid, or of excessive duration or scope, such determination shall not affect the enforceability of any other covenants herein or the enforceability of the like covenants of any Management Seller not a party to the action in which such determination was made; further, in the event of any such determination the Parties authorize such court to (A) reform the unenforceable, invalid or excessive provisions and (B) impose such restrictions as reformed, as it deems reasonable.

4.15 Company Mortgage Loans Data Tape. On the Business Day prior to the Closing Date, Sellers shall deliver to Buyer a data tape (on electronic media) on which Required Loan Data regarding Loans Held for Sale reflected based on the records of the Company.

4.16 Pay Off of Seer Notes. Prior to Closing, Sellers shall cause Holdco to pay off in full, all outstanding amounts, terminate all obligations with respect to the Seer Notes and provide reasonable evidence of such pay-off to Buyer.

4.17 Distributable Holdco Cash. Immediately prior to Closing, Holdco shall make a dividend to the Holdco Sellers in the amount of the Distributable Holdco Cash.

4.18 Landlord Estoppels. With respect to the Leased Real Property, from and after the Effective Date, Seller shall use commercially reasonable efforts to obtain an estoppel certificate in form and substance reasonably acceptable to Buyer from each landlord, lessor, sublessor or licensor of the Leased Real Property confirming, among other things, that no defaults exist under the applicable Lease and the status of all payments associated therewith.

4.19 Covenant Regarding Scratch and Dent Loans. Sellers agree to use commercially reasonable efforts to sell any Scratch and Dent Loans to Investors prior to Closing on commercially reasonable terms.

4.20 Covenant Regarding Sale of Loans Held for Sale. Following the Closing, the Company shall use commercially reasonable efforts to sell the Loans Held for Sale in a manner consistent with the Ordinary Course of Business.

4.21 Escrow Agreement. The Parties shall use commercially reasonable efforts to agree to the form of Escrow Agreement as soon as reasonably practicable following the Effective Date.

4.22 Delivery of Books and Records. At or promptly following Closing, Sellers shall deliver to Buyer copies (including by electronic delivery) of all books, records, documents, workpapers and other files of Holdco and all members of the Company Group to the extent that such materials are not located at the Leased Real Property or on software systems maintained by any Company Group member.

4.23 IP Covenant. Sellers agree to the terms set forth on Exhibit J attached hereto.

ARTICLE V

CERTAIN TAX MATTERS

5.1 Straddle Periods. For purposes of this Agreement, any Tax of Holdco or the Company Group that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that extends before the Closing Date through and including the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the date immediately after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.1. The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount which would be payable if the Straddle Period ended on and included the Closing Date, and (b) in the case of any other Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period (provided that any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending as of the end of the day on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period). The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

5.2 Pre-Closing Tax Period Tax Returns. The Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company Group or Holdco relating exclusively to any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) in accordance with past practice (except to the extent otherwise required by Applicable Law) (provided that in the case of any such Tax Return that is due after the Closing Date, Buyer shall cause Holdco and the Company Group, as applicable, to timely file such Tax Return provided by Sellers). Sellers shall deliver to Buyer a draft of such Tax Returns for review and comment not less than thirty (30) days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions) for Buyer’s review, comment, and approval. Buyer shall review such Tax Returns within fifteen (15) days after receipt of such Tax Returns and submit any comments to the Seller Representative. In connection with Buyer’s review, Sellers shall provide or cause to be provided promptly to Buyer information reasonably requested by Buyer. Buyer and Sellers shall negotiate in good faith to resolve any items disputed in such comments. If Buyer and Sellers are unable to resolve any such disputes within ten (10) days after Buyer delivers its comments, the Parties shall resolve the dispute in accordance with Section 5.6. Except to the extent of any Tax liability reflected in the Adjusted Book Value, the Sellers shall bear all Taxes shown as due and owing on any such Tax Return filed after the Closing Date and such amounts may, at Buyer’s discretion, be deducted from the Indemnity Holdback Amount. To the extent not deducted from the Indemnity Holdback Amount, Seller shall reimburse Buyer for any such Taxes within fifteen (15) Business Days after request for reimbursement (provided that in the case of any such Taxes that are required to be paid after the Closing Date, Buyer shall cause Holdco and Company, as applicable, to timely remit to the applicable Tax authority the corresponding amounts).

5.3 Other Tax Returns. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company Group or Holdco other than those Tax Returns that are described in Section 5.2, provided that with respect to any such Tax Returns for a Straddle Period: (i) the Tax Return shall be prepared in accordance with past practice (except to the extent otherwise required by Applicable Law), and (ii) Buyer shall deliver to the Seller Representative a draft of such Tax Return for review and comment not less than 20 Business Days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions) and Buyer shall incorporate any changes reasonably requested by Seller Representative within 10 Business Days after delivery of such Tax Return to the Seller Representative. Buyer shall pay or cause to be paid all Taxes imposed on Holdco and Company shown as due and owing on such Tax Returns, provided that, except to the extent of any Tax liability reflected in the final calculation of Adjusted Book Value, Buyer shall be reimbursed and indemnified by Seller for any such Taxes shown as due and owing on such Tax Returns that are attributable to the Pre-Closing Straddle Period as allocated under Section 5.1 above, which amounts may, at Buyer’s discretion, be deducted from the Indemnity Holdback Amount. To the extent not deducted from the Indemnity Holdback Amount, Seller shall reimburse Buyer for any such Taxes within fifteen (15) Business Days after request for reimbursement.

5.4 Transfer Taxes. Buyer, on the one hand, and Sellers, on the other hand, shall each be responsible for fifty percent (50%) of all transfer (including leasehold transfer), documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) arising from the transactions contemplated hereby (“Transfer Taxes”). To the extent Buyer is responsible for remitting to a taxing authority the Seller’s share of the Transfer Taxes, Buyer may (in Buyer’s discretion) deduct such amount from the Indemnity Holdback Amount and, to the extent not deducted from the Indemnity Holdback Amount, Seller shall reimburse Buyer within fifteen (15) Business Days after request for reimbursement of Seller’s share of Transfer Taxes. Buyer shall reimburse Sellers within fifteen (15) Business Days after request for reimbursement of Buyer’s share of Transfer Taxes. The Party responsible under Applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return and evidence of timely payment of any such Transfer Taxes to the other Parties. Each Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

5.5 Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on Holdco or the Company Group for all Pre-Closing Tax Periods and Straddle Periods, Buyer, Holdco and the Company Group, on the one hand, and the Sellers and their respective Affiliates, on the other hand, shall cooperate with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes.

5.6 Tax Dispute Resolution. In the event Buyer and Sellers are unable to agree on any timely-raised issue raised by Buyer pursuant to Section 5.2, Buyer and Sellers shall engage the Independent Accounting Firm to resolve the matter, and the Independent Accounting Firm’s determination shall be final and binding on the parties unless such determination may be vacated pursuant to 9 U.S.C. Section 10(a). The Independent Accounting Firm shall resolve the dispute within twenty (20) days after the item has been referred to it. If necessary to timely file such Tax Return, Buyer may cause the applicable entity to file the disputed Tax Return reflecting Buyer’s comments, provided, however, that Buyer shall not seek any reimbursement from Sellers with respect to any Taxes reflected on such Tax Return pursuant to Section 5.2 until the Independent Accounting Firm has issued its determination. If the Independent Accounting Firm’s resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, then Buyer shall cause the applicable entity to file an amended Tax Return reflecting such resolution. The fees and expenses of the Independent Accounting Firm shall be borne by each party in the percentage inversely proportionate to the percentage of the total items submitted for dispute that are resolved in such party’s favor.

5.7 Excess Accrued Tax Liability. To the extent (x) the sum of the amount of Taxes shown as due and owing on the Tax Returns for Pre-Closing Tax Periods filed after the Closing Date and the amount of Taxes shown as due and owing on Tax Returns for Straddle Periods that are attributable to a Pre-Closing Straddle Period is less than (y) the amount of the liability for such Taxes reflected in the Adjusted Book Value, then Buyer shall pay to Sellers an amount equal to the excess of (y) over (x) no later than twelve (12) months after the Closing Date. Any payment made pursuant to this Section 5.7 shall be considered, to the extent permitted under applicable law, an adjustment to the Purchase Price for all Tax purposes.

5.8 Transaction Tax Deductions. The Parties shall treat (and shall cause their respective Affiliates to treat) the Transaction Expenses, the amounts payable under the Company Incentive Plan Closing Amount, and all Tax deductions or other benefits in respect thereof as accruing on or before the Closing Date for federal and applicable state and local income or franchise Tax purposes, to the maximum extent permitted under applicable law. The Parties agree that the election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the 70% safe harbor to any “success based fee” as described in Treasury Regulation Section 1.263(a)-5(f) incurred in connection with the transactions contemplated by this Agreement shall be made for U.S. federal income Tax purposes (and any similar election shall be made for non-U.S., state and local income Tax purposes where applicable) and such election shall be taken into account in the calculation of any Tax deductions or other benefits in respect of the Transaction Expenses or, to the extent applicable, amounts payable under the Company Incentive Plan. No Party shall (or shall permit any of its Affiliates to) take any position on any Tax Return, with a Governmental Entity or otherwise for any Tax purpose that is inconsistent with this Section 5.8.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions of All Parties. The respective obligations of the Parties to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Buyer, the Holdco Sellers, and Management Seller Representative at or prior to the Closing of the following conditions:

(a) No Injunction or Restraint. There shall not be in effect any temporary or permanent restraining Order of a Governmental Entity of competent jurisdiction directing that the transactions contemplated herein not be consummated, or making such consummation unlawful; and

(b) No Action. No Proceeding before any Governmental Entity shall be pending or threatened in writing wherein an unfavorable judgement, decree or order would reasonable be expected to prevent the consummation of this Agreement or any of the transactions contemplated hereby, declare unlawful the transaction contemplated hereby, or cause such transactions to be rescinded.

(c) HSR Act. The applicable waiting period (and any extension thereof, subject to Section 4.2) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(d) Stock Matters. All actions required by Applicable Law or requirements of the SEC or NYSE to effectuate the issuance and listing on the NYSE of Buyer Stock to be issued pursuant to Section 2.3(b) shall have been completed, subject to official notice of issuance.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or any Proceedings by the SEC seeking a stop order.

6.2 Conditions of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver in writing by the Buyer of, at or prior to the Closing, the following conditions:

(a) Accuracy of Representations and Warranties and Performance of Covenants. Except with respect to the Seller Fundamental Representations, the representations and warranties of the Sellers contained in Section 3.1 and Section 3.2 shall be true and correct in all respects (without giving effect to any materiality qualifier or any amendment, modification or supplement to the Seller Disclosure Schedule), in each case as if made on and as of the Closing, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, constitute, or would not reasonably be expected to constitute, a Seller Material Adverse Effect or a Company Material Adverse Effect. With respect to the Seller

Fundamental Representations, (x) the representations and warranties of the Sellers contained in Section 3.1(a), Section 3.1(d), Section 3.2(a) and Section 3.2(b) shall be true and correct in all respects and (y) the representations and warranties of the Sellers contained in Section 3.1(c), Section 3.2(d), and Section 3.2(j) shall be true and correct in all material respects (without giving effect to any materiality qualifier or any amendment, modification or supplement to the Seller Disclosure Schedule), in each case as if made on and as of the Closing, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct as of such date). The Sellers shall have performed in all material respects all of the obligations and complied in all material respects with all of their respective covenants, agreements and conditions set forth in this Agreement or any other document contemplated hereby and required to be performed or complied with by the Sellers on or prior to the Closing.

(b) Required Approvals. All Required Approvals shall have been delivered to Buyer shall have been obtained or applicable notice provided.

(c) Company Material Adverse Effect. Since the Effective Date, no event has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Key Employee Agreement. Since the Effective Date, the Key Employee Agreement has not been modified, amended or terminated other than with the prior written consent of Buyer.

(e) Minimum Cash. The Company Group shall have maintained the Minimum Cash Amount from the Effective Date through the Closing and the Company Group shall have the Minimum Cash Amount as of the Closing.

(f) Deliverables. Sellers shall have delivered to Buyer each of the following:

(i) an instrument of transfer reasonably acceptable to Buyer executed by Sellers, evidencing the transfer of the HEX Stock to Buyer;

(ii) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Holdco, certifying that each of the conditions set forth in Section 6.2(a) have been satisfied;

(iii) a certificate, duly executed by the Secretary of Holdco certifying as to an attached accurate and complete copy of (x) the Organizational Documents of Holdco and the Company Group and (y) true and complete copies of all resolutions adopted by the general partner of each of Seer Master Fund and Seer Capital authorizing Seer Master Fund and Seer Capital’s execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect;

(iv) the Escrow Agreement, duly executed by the Escrow Agent and the Seller Representative;

(v) resignations from each of the board members of Holdco and the Company as set forth on Exhibit I attached hereto, effective at or prior to the Closing

(vi) a good standing certificate pertaining to each of Holdco and the Company (and each of the Company’s Subsidiaries) from the Secretary of State (or similar authority) in each of the foregoing’s jurisdiction of formation or incorporation, dated no earlier than thirty (30) days before the Closing Date;

(vii) evidence reasonably satisfactory to Buyer that a vote of the Sellers was solicited in conformance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder with respect to any Potential Parachute Payments;

(viii) validly executed IRS Forms W-9 from each of the Management Sellers;

(ix) a certificate prepared pursuant to Treasury Regulation Section 1.1445-2(c)(3)(i) in form and substance as required under Treasury Regulation Section 1.897-2(h), stating that an interest in Holdco is not a “United States real property interest” within the meaning of Code Section 897(c)(2) during the applicable period, and a copy of the notice of such certification as provided by Holdco to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(x) evidence reasonably satisfactory to Buyer that the Seer Notes and all obligations thereunder have been terminated at or prior to the Closing.

6.3 Conditions of the Sellers. The obligations of each of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver in writing by the Holdco Sellers and Management Seller Representative, at or prior to the Closing, the following conditions:

(a) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Buyer contained in Section 3.3 shall be true and correct in all material respects (without giving effect to any materiality qualifier or any amendment, modification or supplement to the Buyer Disclosure Schedules), in each case as if made on and as of the Closing Date, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct as of such date); provided, however, the Buyer Fundamental Representations shall be true and correct in all respects. Buyer shall have performed in all material respects all of the obligations and complied in all material respects with all of the covenants, agreements and conditions set forth in this Agreement or any other agreement contemplated in connection herewith required to be performed or complied with by Buyer on or prior to the Closing Date.

(b) Required Approvals. All Required Approvals shall have been delivered to Buyer shall have been obtained or applicable notice provided.

(c) Deliverables. The Buyer shall have delivered to the Sellers each of the following:

(i) the Estimated Cash Payment to the Sellers in accordance with each Seller’s Pro Rata Share, by wire transfers of immediately available funds to the account designated in writing by Sellers at least three (3) Business Days prior to the Closing;

(ii) the Escrow Agreement, duly executed by the Buyer; and

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 6.3(a) have been satisfied.

(d) Chimera Material Adverse Effect. Since the Effective Date, no event has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Chimera Material Adverse Effect, that is continuing as of the Closing Date.

ARTICLE VII

INDEMNIFICATION

7.1 Survival.

(a) Except as set forth in Sections 7.1(b), all of the representations and warranties of the Parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect on the Closing Date. Subject to Section 7.1(b), each covenant and agreement made in this Agreement that by its terms is to be (i) performed (in whole or in part) on or after the Closing shall survive in accordance with its terms and (ii) performed prior to the Closing shall not survive Closing.

(b) Except as set forth in Section 7.1(c), (1) the RWI Excluded Representations, (2) the Sellers indemnification obligation under Section 7.2(a)(iii), and (3) the representations and warranties set forth in Section 3.3, shall each survive for eighteen (18) months after the Closing Date.

(c) Notwithstanding anything in this Section 7.1 to the contrary, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

(d) Notwithstanding the foregoing, the Parties acknowledge and agree that the survival periods set forth in this Section 7.1 are applicable to Buyer’s right to indemnification against Sellers in accordance with this Agreement, but are not intended to, and shall not, modify or limit Buyer’s right to recovery under the R&W Insurance Policy in accordance with its terms.

7.2 Recovery of the Buyer Indemnitees.

(a) Recovery of the Buyer Indemnitees. From and after the Closing and subject to the terms and conditions of this Article VII, Sellers shall, severally and not jointly with respect to 7.2(a)(ii) and jointly and severally with respect to 7.2(a)(i) and (iii), indemnify and defend the Buyer Indemnitees and hold the Buyer Indemnitees harmless from and against all Losses that any Buyer Indemnitee incurs, without duplication, that results from or arises out of:

(i) breaches of the RWI Excluded Representations (it being understood and agreed that, for purposes of this Section 7.2(a)(i), such representations and warranties shall be treated as having been made as of the date of the Agreement and the Closing);

(ii) any breach by any Seller of a covenant or other agreement contained in this Agreement that relates to a period after the Closing Date; or

(iii) any Investor Demand.

(b) For any Losses that any Buyer Indemnitee incurs that arises or results from any breach or inaccuracy of the RWI Excluded Representations or an Investor Demand, the Buyer Indemnitees shall not be entitled to seek recovery for an individual claim (or group of related claims arising out of the same or substantially similar circumstances, occurrence or set of facts) unless and until such Losses for any such individual claim exceed $2,500 (the “De Minimis Amount”).

(c) For any Losses that any Buyer Indemnitee incurs that arises or results from any breach or inaccuracy of the RWI Excluded Representations or an Investor Demand and exceeds the applicable De Minimis Amount, the Buyer Indemnitees shall not be entitled to seek recovery with respect to any such Loss unless and until the aggregate amount of such Losses equals or exceeds $25,000 (the “Global Deductible”), in which event the Buyer Indemnitees shall be entitled to seek recovery with respect to the aggregate amount of such Losses in excess of the amount of the Global Deductible from the Indemnity Holdback Amount, in an amount not to exceed the Indemnity Holdback Amount (subject to the limitations set forth in this Article VII). In no event will the Buyer Indemnitees be entitled to recovery from Sellers for any amount in excess of the Indemnity Holdback Amount other than in the case of Fraud.

(d) For any Losses that any Buyer Indemnitee incurs that arises or results from any breach or inaccuracy of the representations and warranties that are covered under the R&W Insurance Policy, the Buyer Indemnitees shall only be entitled to seek recovery with respect to any such Loss solely from the R&W Insurance Policy and Sellers shall have no obligation to pay for or reimburse the Buyer for any amount of R&W Insurance Costs (other than as contemplated by Section 4.5 with respect to the R&W Supplemental Policy Premium).

(e) Sellers’ collective indemnification obligations under Section 7.2(a) (other than Section 7.2(a)(ii)) shall not exceed the Indemnity Holdback Amount.

(f) No Seller shall have any liability for Losses pursuant to Section 7.2(a)(ii) as a result of any breach of a covenant or other agreement by another Seller; it being agreed that, in each case, the breaching Seller shall have liability for one hundred percent (100%) of such Loss, subject to the other limitations contained herein.

(g) No Seller shall have any liability for Losses in excess of the Pro Rata Share of the Final Cash Payment received by such Seller pursuant to this Agreement.

7.3 Recovery of the Seller Indemnitees.

(a) From and after the Closing and subject to the terms and conditions of this Article VII, Buyer shall indemnify and defend the Seller Indemnitees and hold the Seller Indemnitees harmless from and against all Losses that any Seller Indemnitee incurs, without duplication, that results from or arises out of:

(i) breaches of the representations and warranties set forth in Section 3.3 (it being understood and agreed that, for purposes of this Section 7.3(a), such representations and warranties shall be treated as having been made as of the date of the Agreement and the Closing); or

(ii) any breach by any of Buyer at any time or any breach by Holdco (after the Closing Date) or any member of the Company Group (after the Closing Date) of a covenant or other agreement contained in this Agreement that relates to a period after the Closing Date.

(b) For any Losses that any Seller Indemnitee incurs that arises or results from any breach or inaccuracy of the representations and warranties set forth in Section 3.3, the Seller Indemnitees shall not be entitled to seek recovery for an individual claim (or group of related claims arising out of the same or substantially similar circumstances, occurrence or set of facts) unless and until such Losses for any such individual claim exceed the De Minimis Amount.

(c) For any Losses that any Seller Indemnitee incurs that arises or results from any breach or inaccuracy of the representations and warranties set forth in Section 3.3 and exceeds the De Minimis Amount, the Seller Indemnitees shall not be entitled to seek recovery with respect to any such Loss unless and until the aggregate amount of such Losses equals or exceeds the Global Deductible, in which event the Seller Indemnitees shall be entitled to seek recovery only for Losses in excess of the Global Deductible; provided that, such De Minimis Amount and the Global Deductible shall not apply to any Losses arising from Buyer Fundamental Representations, Fraud or pursuant to Section 7.3(a)(ii). In no event shall Buyer have any liability for Losses (other than arising under Section 7.3(a)(ii)) in excess of the Final Cash Payment paid pursuant to this Agreement.

7.4 Procedures. The following procedures shall apply to all claims for indemnification pursuant to this Article VII.

(a) Notice of Losses by Buyer Indemnitee. Subject to the limitations set forth in this Agreement, if any Buyer Indemnitee believes in good faith that it has a claim for indemnification under this Article VII (a “Buyer Claim”), Buyer shall, promptly after it becomes aware of such Buyer Claim but in any event prior to the expiration of the applicable survival period as set forth in Section 7.1, notify the Seller Representative and Escrow Agent of such Buyer Claim by means of a written notice describing the matter in reasonable detail, including the specific representations and warranties alleged to have been breached, and setting forth the amount (estimated, if necessary and to the extent feasible) of such Buyer Claim (a “Buyer Claim Notice”). Any failure by Buyer to promptly deliver a Buyer Claim Notice under this Section 7.4(a) will not adversely affect the applicable Buyer Indemnitee’s right to indemnification pursuant to this Article VII except to the extent that any Seller is materially prejudiced thereby.

(b) Notice of Losses Provided by Shareholder Indemnitee. Subject to the limitations set forth in this Agreement, if any Seller Indemnitee believes in good faith that it has a claim for indemnification under this Article VII (a “Seller Claim”), the Seller Representative shall promptly after it becomes aware of such Seller Claim but in any event prior to the expiration of the applicable survival period as set forth in Section 7.1, notify the Buyer of such Seller Claim by means of written notice describing the matter in reasonable detail, including the specific representations and warranties alleged to have been breached, and setting forth the amount (estimated, if necessary and to the extent feasible) of such Seller Claim (a “Seller Claim Notice”). Any failure by a Seller Indemnitee to promptly deliver a Seller Claim Notice to Buyer under this Section 7.4(b) will not adversely affect the applicable Seller Indemnitee’s right to indemnification pursuant to this Article VII except to the extent that the Buyer is materially prejudiced thereby.

(c) No Disputes. If the party seeking indemnification hereunder (or, in the case of the Seller Representative, on behalf of the Sellers) (the “Indemnified Party”) delivers a Claim Notice in accordance with the terms in Sections 7.4(a) or (b), as applicable, and the party against whom indemnification or reimbursement, as applicable, may be sought hereunder (the “Indemnifying Party,” which, for purposes of a Buyer Claim, shall be deemed to be the Seller Representative) does not object to the terms of the Claim as set forth in the applicable Claim Notice in accordance with Section 7.4(d), subject to the limitations set forth in this Article VII, the Indemnifying Party, shall promptly pay to the Indemnified Party the amount set forth in such Claim Notice in accordance with the terms of this Article VII, subject to the limitations and provisions set forth in Sections 7.2 and 7.3, as applicable.

(d) Disputes. If the Indemnifying Party objects to the terms of the Claim as set forth in the applicable Claim Notice, the Indemnifying Party may dispute the related Claim by delivery of a notice to the Indemnified Party in writing, within 30 days following the Indemnified Party’s delivery of such Claim Notice, that the Indemnifying Party objects to the Claim asserted in such Claim Notice. Thereafter, any disputes not settled by the applicable Parties shall be resolved by a court of competent jurisdiction described in Section 9.8.

7.5 Third-Party Claims.

(a) In the event of any claim by a third party against any Buyer Indemnitee or Seller Indemnitee for which indemnification is available under this Article VII (a “Third-Party Claim”), subject to the limitations set forth in Section 7.5(b), the Indemnifying Party will have the right to defend the Third-Party Claim with counsel (at its sole cost and expense) reasonably satisfactory to the Indemnified Party. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim.

(b) Notwithstanding the foregoing, (i) the Indemnified Party shall have the right to independently control and assume the defense of any Third-Party Claim, to the extent (A) the Indemnifying Party fails to assume the defense of such Third-Party Claim within thirty (30) days of receipt of notice of the applicable Third-Party Claim, (B) such Third-Party Claim demands, as a primary remedy, an injunction or other equitable relief against the Indemnified Party or its Affiliates, (C) such Third-Party Claim, in the reasonable judgment of the Indemnified Party (supported by an opinion of outside counsel), is likely to result in a conflict of interest between the Indemnified Party and the Indemnifying Party, (D) relates to or arises in connection with any criminal or quasi criminal action or proceeding, (E) with respect to Third-Party Claims for which the Buyer is the Indemnified Party would reasonably be expected to materially exceed the Indemnity Holdback Amount at such time after deducting claims previously disbursed and any pending claims, or (F) is with respect to Taxes, and (ii) the Indemnified Party shall have the right to participate jointly with the Indemnifying Party (but not control) in the defense of any other Third-Party Claim, at the Indemnified Party’s sole costs and expense. For the avoidance of doubt, in all such cases, the costs and expenses of the Indemnified Party shall continue to be subject to indemnification pursuant to this Article VII. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it at the Indemnified Party’s expense subject to the Indemnifying Party’s right to control the defense thereof.

(c) Regardless of which party assumes the defense of a Third-Party Claim, the Parties agree to cooperate in good faith and in all respects with one another and each other’s Representatives (including counsel) in connection with the investigation, negotiation, settlement, trial and/or defense of any Third-Party Claim (and any appeal arising therefrom). Such cooperation shall include providing records and information that are relevant to such Third-Party Claim, and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. The Parties shall cooperate with each other in any notifications to and information requests of any insurers.

(d) Notwithstanding any other provision of this Agreement, if the Indemnifying Party assumes the defense of a Third-Party Claim, it shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), unless such settlement, compromise or discharge (i) does not impose any equitable or other non-monetary remedies or obligations on the Indemnified Party, (ii) includes, as an unconditional term thereof, the giving by the Person or Persons asserting such Third-Party Claim to the Indemnified Party of an unconditional release from all liability with respect to such Third-Party Claim, (iii) does not include a finding or admission of any violation of Applicable Law by the Indemnified Party, and (iv) does not include any admission of liability by an Indemnified Party or a member of the Company Group. In no event shall the Indemnified Party admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

7.6 Indemnity Holdback and Seer Tax Lien Holdback.

(a) On the date that is eighteen (18) months following the Closing Date (the “Indemnity Holdback Release Date”), the Seller Representative and Buyer shall jointly instruct the Escrow Agent to release to Seller Representative the Indemnity Holdback Amount less the aggregate amount of funds (the “Retained Amount”) for which a good faith notice of claim from any Buyer Indemnitee has been delivered prior to the Indemnity Holdback Release Date asserting that such Buyer Indemnitee is entitled to indemnification under this Article VII. The Escrow Agent shall retain the Retained Amount in the Indemnity Holdback Escrow Account until such time as any pending indemnity claims are released in accordance with this Article VII, and thereafter, the Buyer and Seller Representative shall promptly instruct the Escrow Agent to release the applicable portion of the Retained Amount to the Buyer or Seller Representative (for further distribution to the Sellers in accordance with the applicable Pro Rata Share), as the case may be.

(b) The Escrow Agent shall retain the Seer Tax Lien Holdback Amount until the Seller Representative and Buyer jointly instruct the Escrow Agent to release the Seer Tax Lien Holdback Amount in accordance with their instructions. In the event that Buyer receives notice or evidence from the IRS that the IRS seeks to enforce its rights under the Seer Tax Lien to seize all or any portion of the Master Fund Holdco Stock (the “IRS Action”), Buyer shall deliver a copy of any such notice or evidence of the IRS Action to the Seller Representative within ten (10) Business Days of receipt thereof. No later than ten (10) Business Days following receipt by Seller Representative of such notice or evidence, the Seller Representative and Buyer shall jointly instruct the Escrow Agent to release to the IRS (in accordance with payment instructions provided by the IRS) all or a portion of the Seer Tax Lien Holdback Amount that corresponds to the IRS Action. In the event that such instruction provides a payment to the IRS that is less than the full amount of the Seer Tax Lien Holdback Amount, the Seller Representative and Buyer shall, in the same joint instruction letter, jointly instruct the Escrow Agent to release such excess amount to Seer Master Fund. In the event that Seller Representative delivers to Buyer either (x) an amendment to the Seer Tax Lien that has the effect of removing or deleting the Master Fund Holdco Stock from the applicable collateral description or (y) a termination of the Seer Tax Lien (in either case, the “Lien Release”), the Seller Representative and Buyer shall, no later than ten (10) Business Days following receipt of the Lien Release, jointly instruct the Escrow Agent to release any amount of the Seer Tax Lien Holdback Amount still being held by the Escrow Agent to Seer Master Fund. In the event that Seller Representative delivers to Buyer the Lien Release prior to Closing, the Buyer shall not remit any funds representing the Seer Tax Lien Holdback Amount to the Escrow Agent and, instead, shall remit the applicable funds to Seer Master Fund as part of the Estimated Closing Payment in accordance with Section 2.3.

(c) The Parties hereby acknowledge and agree that any interest accrued on the Indemnity Holdback Amount or the Seer Tax Lien Holdback shall be paid to the Escrow Agent, to be distributed to the Seller Representative (for further distribution to the Sellers in accordance with the applicable Pro Rata Share).

7.7 Other Recovery and Indemnification Matters.

(a) The amount of any Losses subject to indemnification under Article VII shall be calculated net of any insurance or other proceeds or any indemnity, contribution or similar payment recovered by an Indemnitee for such Losses, net of all reasonable and documented costs of collection, net of any insurance premium increase that results from the assertion of such claim, and net of any cash Tax benefit actually realized as a result of such Loss by the Person claiming such Loss or an Affiliate of such Person in the taxable period in which such Loss arises or in the next two succeeding years (determined on a “with and without” basis). Each Indemnitee shall use, and shall cause its Affiliates to use, commercially reasonable efforts (which the parties agree does not require any party to commence any Proceeding) to seek recovery under all insurance or other agreements covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. In the event that an insurance or other recovery is actually made by an Indemnitee with respect to any Losses for which such Indemnitee has been indemnified hereunder and such insurance or other recovery would result in duplicative recovery by such Indemnitee, then a refund equal to the aggregate amount of the insurance or other recovery shall be made promptly, but in no event any later than five (5) Business Days from receipt, by such Indemnitee to the Seller Representative, net of all reasonable and documented costs of collection.

(b) Notwithstanding anything else contained herein to the contrary, any inaccuracy in or breach of any representation or warranty, and the amount of Losses that are the subject matter of a claim for indemnification under this Agreement, shall be determined without regard to any standard of materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(c) Any indemnity provided hereunder shall be applied so as to avoid any double counting and no Indemnified Party shall be entitled to obtain indemnification more than once for the same Losses pursuant to this Agreement or any Ancillary Agreements.

(d) Any payment made pursuant to or in connection with this Article VII shall be deemed to be an adjustment to the Purchase Price to the extent permitted by Applicable Law.

7.8 Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, except: (a) with respect to Fraud or (b) as contemplated by Section 9.10, the Parties agree that, from and after the Closing, the sole and exclusive remedies of the Parties to this Agreement and the Buyer Indemnitees and the Seller Indemnitees, respectively, to each other, for any Losses arising out of or based upon the matters set forth in this Agreement (no matter the basis or theory thereof) are recovery under the R&W Insurance Policy and the indemnification obligations of the Parties set forth in this Article VII. For the avoidance of doubt, the provisions of this Section 7.8 shall not prevent or limit a cause of action under Section 9.10 to obtain an injunction or injunctions to prevent breaches of this Agreement or the Ancillary Agreements and to enforce specifically the terms and provisions hereof or thereof. The indemnities provided under this Article VII are intended only for the Indemnified Parties and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

7.9 Mitigation. Each Party shall take all commercially reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided, that no Party shall be required to initiate any Proceeding to satisfy such obligation.

ARTICLE VIII

TERMINATION

8.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of each of Buyer, on the one hand, and Holdco Sellers and Management Seller Representative, on the other hand;

(b) by Sellers, if Buyer breaches its representations and warranties or any representations and warranties herein become untrue or inaccurate or Buyer fails to comply with any of its covenants or obligations contained herein, in each case such that Section 6.3(a) would not be satisfied, and, in both cases, such failure to comply or breach is not cured (to the extent curable) by Buyer within thirty (30) days after delivery of notice thereof by Sellers; provided, however, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if any Seller is then in breach of its representations or warranties or in default under its covenants or obligations hereunder in a manner that shall have proximately contributed to the failure of the Closing;

(c) by Buyer, if any Seller breaches its representations and warranties or any representations and warranties herein become untrue or inaccurate or any Seller fails to comply with any of its covenants or obligations contained herein, in each case such that Section 6.2(a) would not be satisfied, and, in both cases, such failure to comply or breach is not cured (to the extent curable) by such Seller within thirty (30) days after delivery of notice thereof by Buyer; provided, however, that Sellers shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if any Seller is then in breach of its representations or warranties or in default under its covenants or obligations hereunder in a manner that shall have proximately contributed to the failure of the Closing;

(d) by either of the Holdco Sellers and Management Seller Representative, on the one hand, or Buyer, on the other hand, if any Agency or Governmental Entity which must grant a Required Approval shall have denied such Required Approval and such denial has become final and non-appealable or any such Agency or Governmental Entity shall have received or issued, as applicable, a final non-appealable Order enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(e) by either of the Holdco Sellers and Management Seller Representative, on the one hand, or Buyer, on the other hand, if the Closing has not occurred by December 31, 2025 (the “Outside Date”), unless the failure to consummate the Closing is the result of a breach of this Agreement by the Party (or with respect to a Holdco Seller and Management Seller Representative, any Seller) seeking to terminate this Agreement; provided, however, that no party (or with respect to a Holdco Seller and Management Seller Representative, any Seller) shall have the right to terminate this Agreement if such party is then in breach of its representations or warranties or in default under its covenants hereunder in a manner that shall have proximately contributed to the failure of the Closing to occur by such date; provided, further, that Holdco Sellers and Management Seller Representative, on the one hand, or Buyer, on the other hand, may extend the Outside Date for an additional thirty (30) days if the only conditions to closing that have not been satisfied or waived (other than those conditions that, by their nature, are intended to be satisfied or waived at the Closing) relate to the failure to obtain any one (1) or more Required Approvals from a Governmental Entity and such party is diligently working (or cooperating with the other party, as the case may be) to obtain such Required Approvals; or

(f) by Seller Representative and Management Seller Representative if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been and continue to be satisfied or shall be capable of being satisfied at the Closing Date were the Closing to occur at such time and (ii) Buyer fails to consummate the transactions contemplated by this Agreement within three (3) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.2 hereof and (iii) Sellers stood ready and willing to consummate the Closing on the date the Closing should otherwise have occurred pursuant to Section 2.2.

(g) by Buyer if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been and continue to be satisfied or shall be capable of being satisfied at the Closing Date were the Closing to occur at such time and (ii) Sellers fail to consummate the transactions contemplated by this Agreement within three (3) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.2 hereof and (iii) Buyer stood ready and willing to consummate the Closing on the date the Closing should otherwise have occurred pursuant to Section 2.2.

8.2 Effect of Termination. In the event of termination and abandonment by a Party pursuant to Section 8.1, written notice thereof shall forthwith be given to any other Party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any party. If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party except that Section 4.6(b), this Article VIII and Article IX shall survive such termination; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any Party of liability for a willful and material breach of any provision of this Agreement occurring before such termination. In the event of a termination or abandonment of this Agreement pursuant to Section 8.1, each Party shall promptly return any materials containing personal identifying information that were disclosed in connection with the transactions contemplated hereby to the disclosing Party or provide a written officer’s certification to the disclosing Party that such materials have been destroyed in accordance with industry standard practices.

ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and the Sellers. Notwithstanding the foregoing, Buyer or its Affiliate may file a filing with the SEC or other public disclosure if required by the Applicable Law or any rule of the SEC, with respect to the transaction contemplated by this Agreement; provided, however, that if practicable under the circumstances, Buyer shall provide Seller Representative a reasonable opportunity to provide input and commentary with respect thereto and Buyer shall consider in good faith any comments made by Seller Representative.

9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided that (a) the Covered Persons shall be express third party beneficiaries of Section 4.9 and (b) the Seller Indemnitees shall be express third party beneficiaries of Article VII.

9.3 Entire Agreement. This Agreement together with the Ancillary Agreements and the documents referred to herein constitute the entire agreement among the Parties and supersede any confidentiality or nondisclosure agreement among the Parties or their Affiliates and any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that prior to the date the “Advance Change Notice” with the Nationwide Multistate Licensing System describing the transactions contemplated by this Agreement is filed, Buyer may assign its rights hereunder to any of its wholly-owned Subsidiaries without the consent of any other Party hereto; provided, further, that Buyer will remain subject to any obligations of Buyer under this Agreement after such assignment.

9.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing to the addresses set forth below. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient without notice of delivery failure, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth on the signature pages hereto. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

If to Holdco Sellers:

Seer Capital Management LP

1177 Sixth Avenue, New York, NY 10036

Attention Andrew Dominus

E-mail: adominus@seercap.com

With required copy to:

Mayer Brown LLP

1999 K Street, NW

Washington, DC 20006

Attention: Lauren Pryor

E-mail: lpryor@mayerbrown.com

If to Management Sellers:

HomeXpress Mortgage Corp.

1936 E. Deere Ave, Suite 200,

Santa Ana, CA 92705

Attention: Kyle Walker

E-mail: kwalker@homexmortgage.com

If to Buyer, Holdco or Company (with respect to Holdco or Company, at any time following Closing):

Chimera Investment Corporation

630 Fifth Avenue, Suite 2400

New York, NY 10111

Attention: Miyun Sung

Email: miyun.sung@chimerareit.com

With required copy to:

Hunton Andrews Kurth LLP

951 E. Byrd Street

Richmond, Virginia 23219

Attention: Michael P. Goldman; Austin P. Maloney

Email: mgoldman@hunton.com; amaloney@hunton.com

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the Applicable Laws of any jurisdiction other than the State of New York. Any lawsuit or other legal action instituted by any Party hereto in connection with this Agreement shall be brought in a federal or state court of appropriate jurisdiction in New York, New York.

9.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Holdco Sellers and Management Seller Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Injunctive Relief. The Parties hereby agree that in the event of breach of this Agreement damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, the Parties shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach and enforcing specifically the terms and provisions. Each Party hereby waives any and all defenses they may have on the ground of lack of jurisdiction, adequacy of money damages or competence of the court to grant such an injunction or other equitable relief.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.12 Expenses. Except as otherwise provided herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that (i) all transaction expenses incurred by the Company in respect of any change-in-control filings included in the Company Approvals and Filings (“Change-in-Control Expenses”) shall be split between Sellers and Buyer on a fifty-fifty (50/50) basis (which may be reconciled through the Estimated Cash Payment and Final Cash Payment), and (ii) all Shared Legal Expenses and Transaction Expenses incurred by the Company that are unpaid as of the Closing Date shall be paid by Sellers in accordance with their respective Pro Rata Share to the extent not otherwise reflect in the Closing Statement.

9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. For purposes of this Agreement: (a) the word “including” shall mean including without limitation, (b) unless otherwise specified, all references to Sections, Articles or Schedules are intended to refer to Sections, Articles or Schedules of or to this Agreement, (c) unless the context otherwise requires, references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, (d) words in the singular include the plural and vice versa, (e) the pronoun “his” refers to the masculine, feminine and neuter, the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision, (f) the word “or” is not exclusive, (g) to the extent the term “day” or “days” is used, it will mean calendar days unless otherwise specified and (h) “made available” means with respect to any document or information, that the same has been (i) made available or otherwise accessible to Buyer or (ii) provided directly to Buyer’s counsel by e-mail.

9.14 Incorporation of Disclosure Schedule. The Disclosure Schedule and other schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.15 Schedules. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless such Disclosure Schedule identifies the exception with reasonable particularity and discloses the relevant facts in reasonable detail except to the extent the relevance of such matter for such other representation or warranty is readily apparent on the face of such disclosure. Neither the specification of any amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no Party may use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter not specified in this Agreement or included in the Disclosure Schedule is or is not material for purposes of this Agreement. In addition, neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business or in a manner consistent with past practice, and no Party may use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter not specified in this Agreement or included in the Disclosure Schedule is or is not in the Ordinary Course of Business or in a manner consistent with past practice for purposes of this Agreement. In no event will the listing of any item or matter in the Disclosure Schedule be deemed or interpreted to broaden or otherwise amplify the representations, warranties, covenants, or agreements contained in this Agreement. Summaries or descriptions of Contracts or other documents contained in the Disclosure Schedule are qualified in their entirety by the Contracts or documents themselves, including any amendments thereto.

9.16 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND ANY ANCILLARY AGREEMENTS.

9.17 Seller Representative.

(a) For purposes of this Agreement, the Sellers hereby designate Richard D’Albert to serve as the Seller Representative, which will be the sole and exclusive representative of the Sellers with respect to those provisions of this Agreement that contemplate action by and/or approval of the Seller Representative; provided, however, that if Richard D’Albert, at any time is unable, due to incapacity or otherwise, to serve as the Seller Representative or resigns as the Seller

Representative, then the Chris Schoen shall be designated as the successor Seller Representative by written notice to Buyer. The successor Seller Representative, if required to serve, shall sign an acknowledgment in writing agreeing to perform and be bound by all of the provisions of this Agreement applicable to the Seller Representative. The successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any successor Seller Representative.

(b) The Seller Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the Sellers, (other than the Management Sellers with respect to those matters solely reserved for the Management Seller Representative) with respect to the performance of his or her duties as the Seller Representative. This power of attorney and all authority hereby conferred is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Seller. The Seller Representative shall promptly deliver to each Seller any notice received by the Seller Representative concerning this Agreement. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller and their respective successors and assigns, to: (i) interpret the terms and provisions of this Agreement and each Ancillary Agreement (other than the Key Employee Agreement) on behalf of all the Sellers, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than the Key Employee Agreement), (iii) receive service of process in connection with any claims under this Agreement or the Ancillary Agreements (other than the Key Employee Agreement), (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the reasonable judgment of the Seller Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) authorize disbursement of, and delivery to the Buyer of, (1) the Indemnity Holdback Amount or any portion thereof in satisfaction of claims brought by the Buyer Indemnitees for Losses or (2) the Adjustment Escrow Amount or any portion thereof due to Buyer in accordance with Section 2.4, (vii) object to such deliveries, (viii) assert the attorney-client privilege on behalf of the Sellers with respect to any communications that relate in any way to the transactions contemplated hereby, (ix) deliver to the Buyer any and all Ancillary Agreements executed by the Sellers and deposited with the Seller Representative, upon the Seller Representative’s determination that the conditions to Closing have been satisfied or waived and (x) take all actions necessary or appropriate in the reasonable judgment of the Seller Representative on behalf of the Sellers in connection with this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary herein, in the event of a claim hereunder against a single Seller, and not all Sellers, such affected Seller shall be entitled to control the defense of such claim, subject to the limitations set forth in Section 7.5, upon delivery of written notice of such Seller’s election to control such defense to the Seller Representative and the applicable Indemnified Party.

(c) Service by the Seller Representative shall be without compensation except for the reimbursement by the Sellers of out-of-pocket expenses and indemnification specifically provided herein.

(d) The Seller Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against the Seller Representative. The Seller Representative shall not be liable to any Seller relating to the performance of the Seller Representative’s duties or exercise of any rights under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Seller Representative constituted actual fraud or were taken or not taken in bad faith. The Seller Representative shall be indemnified and held harmless by the Sellers against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Seller Representative is made a party by reason of the fact that the Seller Representative was acting as the Seller Representative pursuant to this Agreement; provided, however, that the Seller Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Seller Representative constituted actual fraud or were taken or not taken in bad faith. The Seller Representative shall be protected in acting upon any notice, statement or certificate believed by the Seller Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. The foregoing indemnities will survive the Closing, the resignation or removal of Seller Representative or the termination of this Agreement.

(e) Buyer shall be entitled to rely upon any actions taken by the Seller Representative, or any successor to the Seller Representative identified in writing to Buyer, as the duly authorized action of the Sellers with respect to any matters set forth in this Agreement or the Ancillary Agreements (other than the Key Employee Agreement).

9.18 Management Seller Representative.

(a) For purposes of this Agreement, the Management Sellers hereby designate Kyle Walker to serve as the Management Seller Representative, which will be the sole and exclusive representative of the Management Sellers with respect to those provisions of this Agreement that contemplate action by and/or approval of the Management Seller Representative; provided, however, that if Kyle Walker, at any time is unable, due to incapacity or otherwise, to serve as the Management Seller Representative or resigns as the Management Seller Representative, then a person designated by Kyle Walker (or, in the event Kyle Walker is incapacitated, a person designated by the agreement of a majority of the Management Sellers (including Kyle Walker’s estate or attorney-in-fact, as applicable) shall be designated as the successor Management Seller Representative by written notice to Buyer. The successor Management Seller Representative, if required to serve, shall sign an acknowledgment in writing agreeing to perform and be bound by all of the provisions of this Agreement applicable to the Management Seller Representative. The successor Management Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Management Seller Representative, and the term “Management Seller Representative” as used herein shall be deemed to include any successor Management Seller Representative.

(b) The Management Seller Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of the Management Sellers with respect to the performance of his or her duties as the Management Seller Representative. This power of attorney and all authority hereby conferred is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Management Seller. The Management Seller Representative shall promptly deliver to each Management Seller any notice received by the Management Seller Representative concerning this Agreement.

(c) Service by the Management Seller Representative shall be without compensation except for the reimbursement by the Management Sellers of out-of-pocket expenses and indemnification specifically provided herein.

(d) The Management Seller Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Management Seller shall otherwise exist against the Management Seller Representative. The Management Seller Representative shall not be liable to any Management Seller relating to the performance of the Management Seller Representative’s duties or exercise of any rights under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Management Seller Representative constituted actual fraud or were taken or not taken in bad faith. The Management Seller Representative shall be indemnified and held harmless by the Management Sellers against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Management Seller Representative is made a party by reason of the fact that the Management Seller Representative was acting as the Management Seller Representative pursuant to this Agreement; provided, however, that the Management Seller Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Management Seller Representative constituted actual fraud or were taken or not taken in bad faith. The Management Seller Representative shall be protected in acting upon any notice, statement or certificate believed by the Management Seller Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. The foregoing indemnities will survive the Closing, the resignation or removal of Management Seller Representative or the termination of this Agreement.

(e) Buyer shall be entitled to rely upon any actions taken by the Management Seller Representative as the duly authorized action of the Management Seller Representative on behalf of the Management Sellers, and each Management Seller individually, with respect to any matters set forth in this Agreement or the Ancillary Agreements (other than the Key Employee Agreement).

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

CHIMERA INVESTMENT CORPORATION

By:	/s/ Phillip J. Kardis II
Name: Phillip J. Kardis II
Title: President and Chief Executive Officer

[Signatures Continue on Following Page]

[Signatures Page to Stock Purchase Agreement]

HOLDCO SELLERS:

SEER CAPITAL PARTNERS MASTER FUND LP

By: Seer Capital Management LP, its investment manager

By:	/s/ Richard D’Albert
Name: Richard D’Albert
Title: Authorized Signatory

SEER CAPITAL MANAGEMENT LP, not for itself but for the benefit of its clients

By:	/s/ Richard D’Albert
Name: Richard D’Albert
Title: Authorized Signatory

MANAGEMENT SELLERS:

/s/ Kyle Walker
Kyle Walker

/s/ Robert Clafford
Robert Clafford

/s/ Michael Koch
Michael Koch

SELLER REPRESENTATIVE:

/s/ Richard D’Albert
Richard D’Albert

MANAGEMENT SELLER REPRESENTATIVE:

/s/ Kyle Walker
Kyle Walker

Exhibit A

Adjusted Book Value Calculation Example

[Intentionally Omitted]

Exhibit B

Company Incentive Plan Closing Amount

[Intentionally Omitted]

Exhibit C

Knowledge Parties for the Company and its Subsidiaries

[Intentionally Omitted]

Exhibit D-1

R&W Base Insurance Policy

[Intentionally Omitted]

Exhibit D-2

R&W Supplemental Insurance Policy

[Intentionally Omitted]

Exhibit E

Required Approvals

[Intentionally Omitted]

Exhibit F

Required Loan Data

[Intentionally Omitted]

Exhibit G

Seer Notes

[Intentionally Omitted]

Exhibit H

Stock Premium Amount

Stock Premium Amount ($)	$28,000,000.00
/ CIM 20-Day VWAP	$13.48

Implied CIM Shares	2,077,151.34

Stock Premium Amount (#)	2,077,151.00
x CIM 20-Day VWAP	$13.48

Value of CIM Shares	$27,999,995.48

[Certain information in this exhibit has been intentionally omitted.]

Exhibit I

Board Members

[Intentionally Omitted]

Exhibit J

IP Covenant

[Intentionally Omitted]